Filed Pursuant to Rule 424(b)(2)
Registration No. 333-184717

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Amount of Registration Fee (2) (3)
2.125% Notes due 2021	$2,378,425,000	99.629%	$2,369,601,043	$305,205
3.125% Notes due 2028	$2,378,425,000	99.223%	$2,359,944,638	$303,961

(1)	€1,750,000,000 aggregate principal amount of 2.125% Notes due 2021 and €1,750,000,000 aggregate principal amount of 3.125% Notes due 2028 will be issued. The Amount to be Registered is based on the December 3, 2013 euro/U.S.$ exchange rate of €1/U.S.$1.3591, as reported by Bloomberg.
(2)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended. The total registration fee for this offering is $609,166.
(3)	Paid herewith.

Prospectus Supplement

(To Prospectus dated November 2, 2012)

€3,500,000,000

Microsoft Corporation

€1,750,000,000 2.125% Notes due 2021

€1,750,000,000 3.125% Notes due 2028

We are offering €1,750,000,000 aggregate principal amount of 2.125% Notes due 2021 (the “2021 Notes”) and €1,750,000,000 aggregate principal amount of 3.125% Notes due 2028 (the “2028 Notes” and, together with the 2021 Notes, the “notes”). The 2021 Notes will mature on December 6, 2021 and the 2028 Notes will mature on December 6, 2028. Interest on the notes will accrue from December 6, 2013 and be payable on December 6 of each year, commencing on December 6, 2014.

We will have the right at our option to redeem the notes of either series, in whole or in part, (1) at any time or from time to time prior to September 6, 2021 (in the case of the 2021 Notes) and September 6, 2028 (in the case of the 2028 Notes) at the applicable make-whole price set forth in this prospectus supplement and (2) at any time on or after September 6, 2021 (in the case of the 2021 Notes) and September 6, 2028 (in the case of the 2028 Notes) at the redemption price of 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to the date of redemption. In addition, the notes of either series may be redeemed in whole but not in part, at any time at our option, in the event of certain developments affecting U.S. taxation. See “Description of the Notes—Optional Redemption” and “—Redemption Upon Tax Event.”

The notes will be our senior unsecured obligations and will rank equally with our other unsecured and unsubordinated debt from time to time outstanding. The notes will be issued only in denominations of €100,000 and integral multiples of €1,000 in excess thereof.

See “Risk Factors” on page S-4 for a discussion of certain risks that should be considered in connection with an investment in the notes.

	Price to Public(1)	Underwriting Discounts	Proceeds, Before Expenses, to Microsoft(1)
Per 2021 Note	99.629%	0.425%	99.204%
Total	€1,743,507,500	€7,437,500	€1,736,070,000
Per 2028 Note	99.223%	0.550%	98.673%
Total	€1,736,402,500	€9,625,000	€1,726,777,500

(1)	Plus accrued interest, if any, from December 6, 2013.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This prospectus supplement, together with the accompanying prospectus dated November 2, 2012, constitutes the listing particulars (these “Listing Particulars”) in respect of the admission of the notes to the Official List and to trading on the Global Exchange Market of the Irish Stock Exchange. Application has been made to the Irish Stock Exchange for the approval of this document as Listing Particulars. Application has been made to the Irish Stock Exchange for the notes to be admitted to the Official List and trading on the Global Exchange Market which is the exchange regulated market of the Irish Stock Exchange. The Global Exchange Market is not a regulated market for the purposes of Directive 2004/39/EC.

We expect to deliver the notes to investors through the book-entry delivery system of Clearstream Banking, société anonyme, and Euroclear Bank SA/NV on or about December 6, 2013, which is the third London business day following the date of this prospectus supplement.

Joint Book-Running Managers

Barclays	HSBC	J.P. Morgan	Wells Fargo Securities

Co-Managers

CAVU Securities, LLC	Lebenthal Capital Markets	Ramirez & Co., Inc.	The Williams Capital Group, L.P.

The date of this prospectus supplement is December 3, 2013

We are not, and the underwriters are not, making an offer of the notes in any jurisdiction where the offer or sale is not permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering or sale of the notes in some jurisdictions may be restricted by law. The notes are offered globally for sale in those jurisdictions in the United States, Europe, Asia and elsewhere where it is lawful to make such offers. Persons into whose possession this prospectus supplement and the accompanying prospectus come are required by us and the underwriters to inform themselves about, and to observe, any applicable restrictions. This prospectus supplement and the accompanying prospectus may not be used for or in connection with an offer or solicitation by any person in any jurisdiction in which that offer or solicitation is not authorized or to any person to whom it is unlawful to make that offer or solicitation. See “Underwriting—Sales Outside the United States” in this prospectus supplement.

S-i

Notice to Prospective Investors in the European Economic Area

This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of notes in any Member State of the European Economic Area (the “EEA”) that has implemented the Prospectus Directive (each, a “Relevant Member State”) will be made pursuant to an exemption under the Prospectus Directive, as implemented in that Relevant Member State, from the requirement to produce a prospectus for offers of notes. Accordingly, any person making or intending to make any offer in that Relevant Member State of notes which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus may only do so in circumstances in which no obligation arises for us or any of the underwriters to produce a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither we nor the underwriters have authorized, nor do we or they authorize, the making of any offer of notes in circumstances in which an obligation arises for us or the underwriters to publish a prospectus for such offer. “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement and the accompanying prospectus are only being distributed to, and are only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive and that are also (1) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (2) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “Relevant Person”). This prospectus supplement and the accompanying prospectus and their contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a Relevant Person should not act or rely on this prospectus supplement and/or the accompanying prospectus or any of their contents.

This prospectus supplement and the accompanying prospectus have not been approved for the purposes of section 21 of the UK Financial Services and Markets Act 2000 (“FSMA”) by a person authorized under FSMA. This prospectus supplement and the accompanying prospectus are being distributed and communicated to persons in the United Kingdom only in circumstances in which section 21(1) of FSMA does not apply to us.

The notes are not being offered or sold to any person in the United Kingdom except in circumstances which will not result in an offer of securities to the public in the United Kingdom within the meaning of Part VI of FSMA.

S-ii

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering of the notes. The second part is the accompanying prospectus dated November 2, 2012, which we refer to as the “accompanying prospectus.” The accompanying prospectus contains a description of our debt securities and gives more general information, some of which may not apply to the notes.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, in the accompanying prospectus or in any free writing prospectus filed by us with the Securities and Exchange Commission (the “SEC”). If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or in any such free writing prospectus is accurate as of any date other than the respective dates thereof. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus supplement and the accompanying prospectus may only be used in connection with the offering of the notes and the admission to the Official List and trading on the Global Exchange Market of the Irish Stock Exchange.

We accept responsibility for the information contained in this prospectus supplement and the accompanying prospectus. To the best of our knowledge (having taken all reasonable care to ensure that such is the case), the information contained in this prospectus supplement and the accompanying prospectus is in accordance with the facts and does not omit anything likely to affect the import of such information.

References in this prospectus supplement to “Microsoft,” “we,” “us” and “our” and all similar references are to Microsoft Corporation and its consolidated subsidiaries, unless otherwise stated or the context otherwise requires. However, in the “Description of the Notes” and related summary sections of this prospectus supplement and the “Description of the Debt Securities” section of the accompanying prospectus, references to “we,” “us” and “our” are to Microsoft Corporation (parent company only) and not to any of its subsidiaries. References herein to “$” are to U.S. dollars and references to “€” and “euro” are to the single currency introduced at the third stage of the European Monetary Union pursuant to the Treaty establishing the European Community, as amended.

S-iii

INCORPORATION BY REFERENCE

We incorporate by reference in this prospectus supplement and the accompanying prospectus the documents set forth below that have been previously filed with the SEC and the Irish Stock Exchange:

•	our Annual Report on Form 10-K for the fiscal year ended June 30, 2013, as superseded by, to the extent set forth in, our Current Report on Form 8-K filed on November 26, 2013 referred to below;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2013; and

•

our Current Reports on Form 8-K filed on July 3, 2013, July 11, 2013, August 23, 2013 (excluding Items 7.01 and 9.01 of the Current Report on Form 8-K furnished to the SEC on August 23, 2013), August 30, 2013, September 3, 2013, September 23, 2013, September 26, 2013 (excluding Items 7.01 and 9.01 of the Current Report on Form 8-K furnished to the SEC on September 26, 2013), November 20, 2013 and November 26, 2013.

To obtain copies of these filings, see “Where You Can Find More Information” of the accompanying prospectus. Any statement contained in this prospectus supplement or the accompanying prospectus or in any document incorporated by reference in this prospectus supplement will automatically update and, where applicable, supersede any information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus.

STABILIZATION

IN CONNECTION WITH THE ISSUE OF THE NOTES, BARCLAYS BANK PLC (IN THIS CAPACITY, THE “STABILIZING MANAGER”) (OR ANY PERSON ACTING ON BEHALF OF THE STABILIZING MANAGER) MAY OVER-ALLOT NOTES OR EFFECT TRANSACTIONS WITH A VIEW TO SUPPORTING THE MARKET PRICE OF THE NOTES AT A LEVEL HIGHER THAN THAT WHICH MIGHT OTHERWISE PREVAIL. HOWEVER, THERE IS NO ASSURANCE THAT THE STABILIZING MANAGER (OR PERSONS ACTING ON BEHALF OF THE STABILIZING MANAGER) WILL UNDERTAKE ANY STABILIZATION ACTION. ANY STABILIZATION ACTION MAY BEGIN ON OR AFTER THE DATE ON WHICH ADEQUATE PUBLIC DISCLOSURE OF THE FINAL TERMS OF THE OFFER OF THE NOTES IS MADE, AND, IF BEGUN, MAY BE ENDED AT ANY TIME, BUT IT MUST END NO LATER THAN THE EARLIER OF 30 DAYS AFTER THE ISSUE OF THE NOTES AND 60 DAYS AFTER THE DATE OF THE ALLOTMENT OF THE NOTES.

ANY STABILIZATION ACTION OR OVER-ALLOTMENT MUST BE CONDUCTED BY THE STABILIZING MANAGER (OR PERSONS ACTING ON BEHALF OF THE STABILIZING MANAGER) IN ACCORDANCE WITH ALL APPLICABLE LAWS AND RULES.

S-iv

SUMMARY

The following summary highlights information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. It may not contain all of the information that you should consider before investing in the notes. You should carefully read this entire prospectus supplement, as well as the accompanying prospectus and the documents incorporated by reference herein.

Microsoft Corporation

Microsoft was founded in 1975. Our mission is to enable people and businesses throughout the world to realize their full potential by creating technology that transforms the way people work, play, and communicate. We develop and market software, services, and hardware devices that deliver new opportunities, greater convenience, and enhanced value to people’s lives. We do business worldwide and have offices in more than 100 countries.

We generate revenue by developing, licensing, and supporting a wide range of software products and services, by designing and selling hardware devices, and by delivering relevant online advertising to a global customer audience. In addition to selling individual products and services, we offer suites of products and services.

Our products include operating systems for computing devices, servers, phones, and other intelligent devices; server applications for distributed computing environments; productivity applications; business solution applications; desktop and server management tools; software development tools; video games; and online advertising. We also design and sell hardware devices including Surface RT and Surface Pro, the Xbox 360 gaming and entertainment console, Kinect for Xbox 360, Xbox 360 accessories, and Microsoft PC accessories.

We offer cloud-based solutions that provide customers with software, services, and content over the Internet by way of shared computing resources located in centralized data centers. Examples of cloud-based computing services we offer include Microsoft Office 365, Microsoft Dynamics CRM Online, Windows Azure, Bing, Skype, Xbox LIVE, and Yammer. Cloud revenue is earned primarily from usage fees, advertising, and subscriptions. We also provide consulting and product and solution support services, and we train and certify computer system integrators and developers.

We conduct research and develop advanced technologies for future software, hardware, and services. We believe that we will continue to grow and meet our customers’ needs by delivering a family of devices and services for individuals and businesses that empower people around the globe at home, at work, and on the go, for the activities they value most. We will continue to create new opportunities for partners, increase customer satisfaction, and improve our service excellence, business efficacy, and internal processes.

The Offering

The following is a brief summary of the terms and conditions of this offering. It does not contain all of the information that you need to consider in making your investment decision. To understand all of the terms and conditions of the offering of the notes, you should carefully read this prospectus supplement, as well as the accompanying prospectus and the documents incorporated by reference herein.

Issuer	Microsoft Corporation.

Securities offered	€1,750,000,000 aggregate principal amount of 2.125% Notes due 2021; and
€1,750,000,000 aggregate principal amount of 3.125% Notes due 2028.

Original issue date	December 6, 2013.

Maturity date	December 6, 2021 for the 2021 Notes; and

December 6, 2028 for the 2028 Notes.

Interest rate	2.125% per annum for the 2021 Notes; and

3.125% per annum for the 2028 Notes.

Interest payment dates	Interest on the notes will be paid annually on December 6 of each year, beginning on December 6, 2014, and on the maturity date of the applicable notes.

Currency of payments	All payments of principal of and interest on the notes will be payable in euros, provided that, if the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until the euro is again available to us or so used. The amount payable on any date in euro will be converted into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second business day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the most recent U.S. dollar/euro exchange rate published in The Wall Street Journal on or prior to the second business day prior to the relevant payment date.

Additional amounts	We will, subject to certain exceptions and limitations set forth in this prospectus supplement, pay additional amounts as may be necessary so that every net payment of the principal of and premium, if any, and interest on the notes to a holder who is a Non-U.S. Person (as defined herein), after deduction or withholding for or on account of any present or future tax, assessment or other governmental charge imposed upon such holder by the United States or any taxing authority thereof or therein, will not be less than the amount provided in such holder’s notes to be then due and payable. See “Description of the Notes—Payment of Additional Amounts.”

Optional redemption	We will have the right at our option to redeem the notes of either series, in whole or in part, (1) at any time or from time to time prior to September 6,

2021 (in the case of the 2021 Notes) and September 6, 2028 (in the case of the 2028 Notes) at the applicable make-whole price set forth in this prospectus supplement and (2) at any time on or after September 6, 2021 (in the case of the 2021 Notes) and September 6, 2028 (in the case of the 2028 Notes) at the redemption price of 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to the date of redemption. In addition, the notes of either series may be redeemed in whole but not in part, at any time at our option, in the event of certain developments affecting U.S. taxation. See “Description of the Notes—Optional Redemption” and “—Redemption Upon Tax Event” in this prospectus supplement.

Ranking	The notes will be our senior unsecured obligations and will rank equally with our other unsecured and unsubordinated debt from time to time outstanding.

Further issuances	We may from time to time issue further notes of either series ranking equally and ratably with the notes of such series in all respects, including the same terms as to status, redemption or otherwise.

Form and denomination	The notes will be issued in the form of one or more fully registered global securities, without coupons, in denominations of €100,000 in principal amount and integral multiples of €1,000 in excess thereof. Beneficial interest in the global securities will be shown on, and transfers will be effected only through, records maintained by Clearstream Banking, société anonyme (“Clearstream”), and Euroclear Bank SA/NV (“Euroclear”). Except in the limited circumstances described under “Description of the Notes—Book-Entry and Settlement—Certificated Notes” in this prospectus supplement, notes in certificated form will not be issued or exchanged for interests in global securities.

Listing and trading	Application has been made to the Irish Stock Exchange for the approval of this document as Listing Particulars. Application has been made to the Irish Stock Exchange for the notes to be admitted to the Official List and trading on the Global Exchange Market which is the exchange regulated market of the Irish Stock Exchange. The Global Exchange Market is not a regulated market for the purposes of Directive 2004/39/EC. We cannot assure you that the notes will become or will remain listed on the Global Exchange Market. In addition, the notes are new issues of securities with no established trading markets. Accordingly, we cannot assure you that a trading market for the notes will develop or if one develops, that it will be maintained. See “Risk Factors” in this prospectus supplement.

Governing law	The notes will be, and the indenture is, governed by and construed in accordance with, the laws of the State of New York.

Trustee	The Bank of New York Mellon Trust Company, N.A.

London paying agent	The Bank of New York Mellon, London Branch.

RISK FACTORS

Investing in the notes involves risks. Before making a decision to invest in the notes, you should carefully consider the risks described under “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the fiscal year ended June 30, 2013 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2013, each of which is incorporated by reference in this prospectus supplement, as well as the risks set forth below. See “Where You Can Find More Information” in the accompanying prospectus.

The indenture governing the notes does not contain financial covenants or meaningful restrictions on us or our subsidiaries.

Neither we nor any of our subsidiaries are restricted from incurring additional debt or other liabilities, including debt secured by liens, under the indenture. We may from time to time incur additional debt and other liabilities. In addition, we are not restricted from paying dividends or making distributions on our capital stock or purchasing or redeeming our capital stock under the indenture.

Active trading markets for the notes may not develop.

The notes are new issues of securities with no established trading markets. Although we have applied to the Irish Stock Exchange for the notes to be admitted to the Official List and trade on the Global Exchange Market, which is the exchange regulated market of the Irish Stock Exchange, we cannot provide you with any assurances the notes will become or will remain listed or regarding the future development of a market for the notes, the ability of holders of the notes to sell their notes, or the price at which such holders may be able to sell their notes. We cannot assure you trading markets for the notes will develop or of the ability of holders of the notes to sell their notes or of the prices at which holders may be able to sell their notes. The underwriters have advised us that they currently intend to make a market in each series of the notes. However, the underwriters are not obligated to do so, and any market-making with respect to the notes may be discontinued, in their sole discretion, at any time without notice. If no active trading markets develop, you may be unable to resell the notes at any price or at their fair market value.

If trading markets do develop, changes in our ratings or the financial markets could adversely affect the market prices of the notes.

The market prices of the notes will depend on many factors, including, among others, the following:

•	ratings on our debt securities assigned by rating agencies;

•	the prevailing interest rates being paid by other companies similar to us;

•	our results of operations, financial condition and prospects; and

•	the condition of the financial markets.

The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future, which could have an adverse effect on the market prices of the notes.

Rating agencies continually review the ratings they have assigned to companies and debt securities. Negative changes in the ratings assigned to us or our debt securities could have an adverse effect on the market prices of the notes.

Holders of the notes will receive payments solely in euro.

All payments of interest on and the principal of the notes and any redemption price for the notes will be made in euro. We, the underwriters, the trustee and the paying agents with respect to the notes will not be obligated to convert, or to assist any registered owner or beneficial owner of notes in converting payments of interest, principal, any redemption price or any additional amount in euro made with respect to the notes into U.S. dollars or any other currency.

Holders of the notes may be subject to the effects of foreign currency exchange rate fluctuations, as well as possible exchange controls, relating to the euro.

The initial investors in the notes will be required to pay for the notes in euro. Neither we nor the underwriters will be obligated to assist the initial investors in obtaining euro or in converting other currencies into euro to facilitate the payment of the purchase price for the notes.

An investment in any security denominated in, and all payments with respect to which are to be made in, a currency other than the currency of the country in which an investor in notes resides or the currency in which an investor conducts its business or activities (the “investor’s home currency”), entails significant risks not associated with a similar investment in a security denominated in the investor’s home currency. In the case of the notes offered hereby, these risks may include the possibility of:

•	significant changes in rates of exchange between the euro and the investor’s home currency; and

•	the imposition or modification of foreign exchange controls with respect to the euro or the investor’s home currency.

We have no control over a number of factors affecting the notes offered hereby and foreign exchange rates, including economic, financial and political events that are important in determining the existence, magnitude and longevity of these risks and their effects. Changes in foreign currency exchange rates between two currencies result from the interaction over time of many factors directly or indirectly affecting economic and political conditions in the countries issuing such currencies, and economic and political developments globally and in other relevant countries. Foreign currency exchange rates may be affected by, among other factors, existing and expected rates of inflation, existing and expected interest rate levels, the balance of payments between countries, and the extent of governmental surpluses or deficits in various countries. All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries important to international trade and finance. Moreover, the current global economic crisis and the actions taken or to be taken by various national governments in response to the crisis could significantly affect the exchange rates between the euro and the investor’s home currency.

The exchange rates of an investor’s home currency for euro and the fluctuations in those exchange rates that have occurred in the past are not necessarily indicative of the exchange rates or the fluctuations therein that may occur in the future. Depreciation of the euro against the investor’s home currency would result in a decrease in the investor’s home currency equivalent yield on a note, in the investor’s home currency equivalent of the principal payable at the maturity of that note and generally in the investor’s home currency equivalent market value of that note. Appreciation of the euro in relation to the investor’s home currency would have the opposite effects.

The European Union or one or more of its member states may, in the future, impose exchange controls and modify any exchange controls imposed, which controls could affect exchange rates as well as the availability of euro at the time of payment of principal of, interest on, or any redemption payment or additional amounts with respect to, the notes.

Furthermore, the notes will be governed by New York law. Under New York law, a New York state court rendering a judgment on the notes would be required to render the judgment in euro. However, the judgment would be converted into U.S. dollars or the exchange rate prevailing on the date of entry of the judgment. Consequently, in a lawsuit for payment on the notes, investors would bear currency exchange risk until a New York state court judgment is entered, which could be a long time. In courts outside of New York, investors may not be able to obtain a judgment in a currency other than U.S. dollars. For example, a judgment for money in an action based on the notes in many other U.S. federal or state courts ordinarily would be enforced in the United States only in U.S. dollars. The date used to determine the rate of conversion of euro into U.S. dollars will depend upon various factors, including which court renders the judgment.

This description of foreign exchange risks does not describe all the risks of an investment in securities, including, in particular, the notes, that are denominated or payable in a currency other than an investor’s home currency. You should consult your own financial and legal advisors as to the risks involved in an investment in the notes.

The notes permit us to make payments in U.S. dollars if we are unable to obtain euro.

If the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until the euro is again available to us or so used. The amount payable on any date in euro will be converted into the U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second business day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the then most recent U.S. dollar/euro exchange rate published in The Wall Street Journal on or prior to the second business day prior to the relevant payment date. Any payment in respect of the notes so made in U.S. dollars will not constitute an event of default under the notes or the indenture governing the notes.

Trading in the clearing system is subject to minimum denomination requirements.

The terms of the notes provide that notes will be issued with a minimum denomination of €100,000 and multiples of €1,000 in excess thereof. It is possible that the clearing systems may process trades that could result in amounts being held in denominations smaller than the minimum denominations. If definitive notes are required to be issued in relation to such notes in accordance with the provisions of the relevant global notes, a holder who does not have the minimum denomination or a multiple of €1,000 in excess thereof in its account with the relevant clearing system at the relevant time may not receive all of its entitlement in the form of definitive notes unless and until such time as its holding satisfies the minimum denomination requirement.

USE OF PROCEEDS

The net proceeds from the sale of the notes will be used for general corporate purposes, which may include, among other things, funding for working capital, capital expenditures, repurchases of our capital stock, acquisitions and repayment of our existing debt.

CAPITALIZATION

The following sets forth our capitalization on a consolidated basis as of September 30, 2013. We have presented our capitalization on both an actual and an as adjusted basis to reflect the issuance and sale of the notes offered hereby and the expected issuance and sale of $1,250 million in aggregate principal amount of 1.625% Notes due 2018, $1,500 million in aggregate principal amount of 3.625% Notes due 2023 and $500 million in aggregate principal amount of 4.875% Notes due 2043, but not the application of the net proceeds from the issuance and sale of such notes. See “Use of Proceeds.” You should read the following table along with our financial statements and the accompanying notes to those statements, together with the information set forth under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2013, which is incorporated by reference in this prospectus supplement. See “Where You Can Find More Information” in the accompanying prospectus.

	As of September 30, 2013
	Actual	As Adjusted
	(unaudited) (in millions)
Long-term debt (including current portion):
2.950% Notes due 2014	$2,000	$2,000
1.625% Notes due 2015	1,750	1,750
2.500% Notes due 2016	750	750
0.875% Notes due 2017	600	600
1.000% Notes due 2018	450	450
4.200% Notes due 2019	1,000	1,000
3.000% Notes due 2020	1,000	1,000
4.000% Notes due 2021	500	500
2.125% Notes due 2022	750	750
2.375% Notes due 2023	1,000	1,000
2.625% Notes due 2033 (1)	745	745
5.200% Notes due 2039	750	750
4.500% Notes due 2040	1,000	1,000
5.300% Notes due 2041	1,000	1,000
3.500% Notes due 2042	900	900
3.750% Notes due 2043	500	500
2.125% Notes due 2021 offered hereby (2)	—	2,381
3.125% Notes due 2028 offered hereby (2)	—	2,381
1.625% Notes due 2018 (3)	—	1,250
3.625% Notes due 2023 (3)	—	1,500
4.875% Notes due 2043 (3)	—	500
Unamortized debt discount	(63)	(107)

Total debt	14,632	22,600
Total stockholders’ equity	81,641	81,641

Total capitalization	$96,273	$104,241

(1)	Represents €550 million aggregate principal amount (using the exchange rate of €1.00 = $1.35365 in effect on September 30, 2013).

(2)	The amount in the “as adjusted” column of the above table is the U.S. dollar equivalent of the aggregate principal amount of the notes offered hereby translated from euro using the exchange rate of €1.00 = $1.3606 on November 29, 2013, as announced by the U.S. Federal Reserve Board.

(3)	We expect to issue $1,250 million aggregate principal amount of 1.625% Notes due 2018, $1,500 million aggregate principal amount of 3.625% Notes due 2023 and $500 million aggregate principal amount of 4.875% Notes due 2043 on or about the date we issue the notes offered hereby.

EXCHANGE RATES

The table below sets forth, for the periods and dates indicated, information concerning the noon buying rate in New York City for cable transfers as announced by the U.S. Federal Reserve Bank of New York for periods prior to 2009 and, for periods and dates thereafter, by the U.S. Federal Reserve Board for euro (expressed in U.S. dollars per €1.00). The rates in this table are provided for your reference only.

Period	High	Low	Period Average(1)	Period End
2008	$1.6010	$1.2446	$1.4726	$1.3919
2009	1.5100	1.2547	1.3935	1.4332
2010	1.4536	1.1959	1.3260	1.3269
2011	1.4875	1.2926	1.3931	1.2973
2012	1.3463	1.2062	1.2858	1.3186
2013:
May 2013	1.3192	1.2818	1.2983	1.2983
June 2013	1.3047	1.3006	1.3197	1.3010
July 2013	1.3282	1.2774	1.3088	1.3282
August 2013	1.3426	1.3196	1.3314	1.3196
September 2013	1.3537	1.3120	1.3364	1.3535
October 2013	1.3810	1.3490	1.3646	1.3594
November 2013 (through November 29)	1.3606	1.3357	1.3491	1.3606

(1)	The average of the noon buying rates on each day of the relevant year or period.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the historical ratio of our earnings to fixed charges for the periods indicated.

		Year Ended June 30,
	Three Months Ended September 30, 2013	2013	2012	2011	2010	2009
	(unaudited)
Ratio of earnings to fixed charges(1)	49x	57x	52x	81x	122x	226x

(1)	For purposes of calculating the ratio of earnings to fixed charges, earnings represents earnings from continuing operations before income taxes and before income (losses) from equity method investments plus: (a) fixed charges; and (b) cash distributions from equity method investments. Fixed charges include: (a) interest expense, whether expensed or capitalized; and (b) the portion of operating rental expense which management believes is representative of the interest component of rent expense.

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS OF MICROSOFT

Directors

The following persons are the members of our board of directors as of the date of this prospectus supplement. The table sets forth their principal occupations. The business address for each director is One Microsoft Way, Redmond, Washington 98052-6399, United States of America.

Director	Principal Occupation
Steven A. Ballmer	Chief Executive Officer, Microsoft Corporation
Dina Dublon	Former Chief Financial Officer and Executive Vice President, JPMorgan Chase & Co.
William H. Gates III	Chairman, Microsoft Corporation
Maria M. Klawe	President, Harvey Mudd College
Stephen J. Luczo	Chief Executive Officer, Seagate Technology PLC
David F. Marquardt	General Partner, August Capital
Charles H. Noski	Former Vice Chairman, Bank of America Corporation
Helmut Panke	Former Chairman of the Board of Management, BMW Bayerische Motoren Werke AG
John W. Thompson	Chief Executive Officer, Virtual Instruments

Executive Officers

The following are our executive officers (as defined in Rule 3b-7 under the Securities Exchange Act of 1934, as amended) as of the date of this prospectus supplement. The business address for each executive officer is One Microsoft Way, Redmond, Washington 98052-6399, United States of America.

Executive Officer	Title
Steven A. Ballmer	Chief Executive Officer
Anthony J. Bates	Executive Vice President, Business Development and Evangelism
Lisa E. Brummel	Executive Vice President, Human Resources
Amy E. Hood	Executive Vice President, Chief Financial Officer
Tami Reller	Executive Vice President, Marketing
Eric D. Rudder	Executive Vice President, Advanced Strategy and Research
Bradford L. Smith	Executive Vice President; General Counsel; Secretary
B. Kevin Turner	Chief Operating Officer

As of the date of this prospectus supplement, we were not aware of any potential conflicts of interests between the duties that our directors and executive officers owed to us, on the one hand, and their private interests or the duties owed by any of them to any other person, on the other.

DESCRIPTION OF THE NOTES

The following description of the particular terms and conditions of the notes supplements the description of the general terms and conditions of the debt securities set forth under “Description of the Debt Securities” in the accompanying prospectus. Capitalized terms used but not defined in this prospectus supplement have the meanings assigned in the accompanying prospectus or the indenture referred to below.

General

The notes will be issued in two series of debt securities under the indenture, dated as of May 18, 2009, between us and The Bank of New York Mellon Trust Company, N.A., as trustee, as supplemented by a supplemental indenture, among us, the trustee and The Bank of New York Mellon, London Branch, as the London paying agent. The indenture is more fully described in the accompanying prospectus. The following description of the specific terms and conditions of the notes supplements, and to the extent inconsistent therewith replaces, the description of the general terms and conditions of the debt securities set forth in the accompanying prospectus.

The 2021 Notes initially will be limited to €1,750,000,000 aggregate principal amount. The 2028 Notes initially will be limited to to €1,750,000,000 aggregate principal amount. We may issue additional notes of each series of notes offered hereby without the consent of the holders of that series of notes, but we will not issue such additional notes unless they are fungible for U.S. federal income tax purposes with the relevant series of notes offered hereby.

The notes will be our senior unsecured obligations and will rank equally with our other unsecured and unsubordinated debt from time to time outstanding.

The maturity date of the 2021 Notes will be December 6, 2021. The maturity date of the 2028 Notes will be December 6, 2028.

The notes will be subject to legal defeasance and covenant defeasance as provided under “Description of the Debt Securities—Discharge, Defeasance and Covenant Defeasance” in the accompanying prospectus; provided that the supplemental indenture relating to the notes shall provide that Government Obligations shall be permitted to defease the notes. The term “Government Obligations” means (x) any security which is (i) a direct obligation of the German Government or (ii) an obligation of a Person controlled or supervised by and acting as an agency or instrumentality of the German Government the payment of which is fully and unconditionally guaranteed by the German Government, the central bank of the German Government or a governmental agency of the German Government, which, in either case (x)(i) or (ii), is not callable or redeemable at the option of the issuer thereof, and (y) certificates, depositary receipts or other instruments which evidence a direct ownership interest in obligations described in clause (x)(i) or (x)(ii) above or in any specific principal or interest payments due in respect thereof.

The notes will be issued in a form of one or more fully registered global securities, without coupons, in denominations of €100,000 in principal amount and integral multiples of €1,000 in excess thereof.

The notes will not be redeemable prior to maturity and will not benefit from any sinking fund.

Interest and Principal

The notes will bear interest from December 6, 2013 at the applicable annual fixed rate set forth on the cover of this prospectus supplement. We will pay interest on the notes annually on December 6 of each year, beginning on December 6, 2014, and on the maturity date for the applicable notes (the “interest payment date”). We will pay interest on the notes to the persons in whose names the notes are registered at the close of business on the December 5 (in each case, whether or not a business day) immediately preceding the related interest payment date. Interest on the notes will be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the notes (or the original issue date if no interest has been paid or duly provided for on the notes), to but excluding the next date on which interest is paid or duly provided for. This payment convention is referred to as Actual/Actual (ICMA) as defined in the rulebook of the International Capital Market Association.

We will pay the principal of and interest on each note to the registered holder in euro in immediately available funds, provided that, if on or after the date of this prospectus supplement the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until the euro is again available to us or so used. The amount payable on any date in euro will be converted into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second business day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the most recent U.S. dollar/euro exchange rate published in The Wall Street Journal on or prior to the second business day prior to the relevant payment date. Any payment in respect of the notes so made in U.S. dollars will not constitute an event of default under the notes or the indenture governing the notes. Neither the trustee nor the paying agent shall have any responsibility for any calculation or conversion in connection with the foregoing. Notwithstanding anything to the contrary in this prospectus supplement or the accompanying prospectus, so long as the notes are in book-entry form, we will make payments of principal and interest through the London paying agent.

Interest payable on any interest payment date for a series of notes or the maturity date for that series of notes will be the amount of interest accrued from, and including, the next preceding interest payment date for that series of notes in respect of which interest has been paid or duly provided for (or from and including the original issue date, if no interest has been paid or duly provided for with respect to the notes of that series) to, but excluding, such interest payment date or maturity date, as the case may be. If any interest payment date falls on a day that is not a business day, the interest payment will be made on the next succeeding business day, and we will not be liable for any additional interest as a result of the delay in payment. If a maturity date falls on a day that is not a business day, the related payment of principal and interest will be made on the next succeeding business day, and no interest will accrue on the amounts so payable for the period from and after such date to the next succeeding business day. The term “business day” means any day, other than a Saturday or a Sunday, (1) which is not a day on which banking institutions are authorized or obligated by law or executive order to close in New York City or London and (2) on which the Trans-European Automated Real-time Gross Settlement Express Transfer system (the TARGET2 system), or any successor thereto, is open.

Certain U.S. Federal Income Tax Documentation Requirements

A beneficial owner of notes who is a non-United States holder directly or indirectly holding notes through Clearstream or Euroclear will be subject to the 30% U.S. withholding tax that generally applies to payments of interest on debt issued by U.S. corporations (such as us), unless (1) each securities clearing organization, bank or other financial institution that holds customers’ notes in the ordinary course of its trade or business in the chain of intermediaries between such beneficial owner and the U.S. entity required to withhold such U.S. tax complies with the applicable certification requirements described below under “Certain U.S. Federal Income and Estate Tax Consequences to Non-U.S. Holders—U.S. Federal Withholding Tax” and (2) such beneficial owner provides one of the United States Internal Revenue Service forms and certificates described under “Certain U.S. Federal Income and Estate Tax Consequences to Non-U.S. Holders—U.S. Federal Withholding Tax” below. To obtain an exemption from (or a reduction in the rate of) the 30% U.S. withholding tax, the beneficial owner of a note must provide the appropriate form and, if required, certificate with the person through whom it holds its beneficial interest in the notes.

Optional Redemption

At any time prior to September 6, 2021, we will have the right at our option to redeem the 2021 Notes, in whole or in part, at any time or from time to time, on at least 30 days’ but not more than 60 days’ prior notice mailed to the registered address of each holder of the 2021 Notes, at a redemption price, calculated by us, equal to the greater of (1) 100% of the principal amount of the 2021 Notes to be redeemed and (2) the sum of the present values of each remaining scheduled payment of principal and interest on the 2021 Notes to be redeemed (exclusive of interest accrued to the date of redemption) discounted to the redemption date on an annual basis (Actual/Actual (ICMA)) at the applicable Bond Rate plus 15 basis points.

At any time prior to September 6, 2028, we will have the right at our option to redeem the 2028 Notes, in whole or in part, at any time or from time to time, on at least 30 days’ but not more than 60 days’ prior notice mailed to the registered address of each holder of the 2028 Notes, at a redemption price, calculated by us, equal to the greater of (1) 100% of the principal amount of the 2028 Notes to be redeemed and (2) the sum of the present values of each remaining scheduled payment of principal and interest on the 2028 Notes to be redeemed (exclusive of interest accrued to the date of redemption) discounted to the redemption date on an annual basis (Actual/Actual (ICMA)) at the applicable Bond Rate plus 20 basis points.

At any time on or after September 6, 2021, we will have the right at our option to redeem the 2021 Notes, in whole or in part, on at least 30 days’ but not more than 60 days’ notice, at any time at a redemption price equal to 100% of the principal amount of the 2021 Notes to be redeemed.

At any time on or after September 6, 2028, we will have the right at our option to redeem the 2028 Notes, in whole or in part, on at least 30 days’ but not more than 60 days’ notice, at any time at a redemption price equal to 100% of the principal amount of the 2028 Notes to be redeemed.

The redemption price for the notes will include, in each case, accrued and unpaid interest on the principal amount of the notes to be redeemed to the redemption date. The redemption price paid for the notes upon any such redemption will be paid in euro.

“Bond Rate” means, with respect to any redemption date, the rate per annum equal to the annual equivalent yield to maturity or interpolated maturity (on a day count basis) of the applicable Comparable Government Issue (computed as of the third business day immediately preceding the redemption date), assuming a price for such Comparable Government Issue (expressed as a percentage of its principal amount) equal to the applicable Comparable Price for such redemption date.

“Comparable Government Issue” means the euro-denominated security issued by the German government selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the series of notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of the notes of such series.

“Comparable Price” means, with respect to any redemption date (1) the arithmetic average of the Reference Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Dealer Quotations or (2) if we obtain fewer than four such Reference Dealer Quotations, the arithmetic average of all such quotations for such redemption date.

“Independent Investment Banker” means an investment bank of international standing appointed by us.

“Reference Dealer” means a broker of, or a market maker in, the Comparable Government Issue selected by the Independent Investment Banker.

“Reference Dealer Quotation” means, with respect to each Reference Dealer and any redemption date, the arithmetic average, as determined by us, of the bid and asked prices for the applicable Comparable Government Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Dealer at 11:00 a.m. (London time) on the third business day preceding such redemption date.

On and after a redemption date, interest will cease to accrue on the notes called for redemption or any portion of any series of the notes called for redemption (unless we default in the payment of the redemption price and accrued and unpaid interest). On or before the redemption date, we will deposit with the London paying agent money sufficient to pay the redemption price of and (unless the redemption date shall be an interest payment date) accrued and unpaid interest to the redemption date on the notes to be redeemed on such date. If less than all of the notes of a series are to be redeemed, the notes of such series to be redeemed will be selected by the trustee by such method as the trustee will deem fair and appropriate; provided, however, that no notes of a principal amount of €100,000 or less shall be redeemed in part.

Redemption Upon Tax Event

We may redeem the notes of either series at our option in whole, but not in part, on at least 15 days’ but not more than 60 days’ notice, at a redemption price equal to 100% of their principal amount (plus any accrued interest and additional amounts then payable with respect to the notes of that series), if we determine that (A) as a result of any change or amendment to the laws, treaties, regulations or rulings of the United States or any political subdivision or taxing authority thereof, which change or amendment is announced and becomes effective after the date of this prospectus supplement, we have or will become obligated to pay additional amounts as described under “—Payment of Additional Amounts” on any notes of such series or (B) after the date of this prospectus supplement, any change in the official application, enforcement or interpretation of those laws, treaties, regulations or rulings, including a holding by a court of competent jurisdiction in the United States or any other action, taken by any taxing authority or a court of competent jurisdiction in the United States, whether or not such action was taken or made with respect to us, results in a material probability that we have or will become obligated to pay additional amounts as described under “—Payment of Additional Amounts” on any notes of such series; provided that we determine, in our business judgment, that the obligation to pay such additional amounts cannot be avoided by use of reasonable measures available to us, not including substitution of the obligor under the notes of such series. Prior to the mailing of any notice of such a redemption, we will deliver to the trustee (1) an officer’s certificate stating that we are entitled to effect such a redemption and setting forth a statement of facts showing that the conditions precedent to the right of our company to so redeem have occurred and (2) an opinion of counsel to that effect based on that statement of facts.

Payment of Additional Amounts

All payments of principal and interest in respect of the notes will be made free and clear of, and without deduction or withholding for or on account of any present or future taxes, duties, assessments or other governmental charges of whatsoever nature imposed, levied, collected, withheld or assessed by the United States or any political subdivision or taxing authority of or in the United States, unless such withholding or deduction is required by law.

We will pay to the beneficial owner of notes who is a Non-U.S. Person (as defined below) additional amounts as may be necessary so that every net payment of the principal of and premium, if any, and interest on such holder’s note, after deduction or withholding for or on account of any present or future tax, assessment or other governmental charge imposed upon that beneficial owner by the United States or any taxing authority thereof or therein, will not be less than the amount provided in such holder’s notes to be then due and payable. We will not be required, however, to make any payment of additional amounts for or on account of:

(a)	any tax, assessment or other governmental charge that would not have been imposed but for (1) the existence of any present or former connection (other than a connection arising solely from the ownership of those notes or the receipt of payments in respect of those notes) between that beneficial owner, or between a fiduciary, settlor, beneficiary of, member or shareholder of, or possessor of a power over, that beneficial owner, if that beneficial owner is an estate, trust, partnership or corporation, and the United States, including that beneficial owner, or that fiduciary, settlor, beneficiary, member, shareholder or possessor, being or having been a citizen or resident or treated as a resident of the United States or being or having been engaged in trade or business or present in the United States or having had a permanent establishment in the United States or (2) the presentation of a debt security for payment on a date more than 30 days after the later of the date on which that payment becomes due and payable and the date on which payment is duly provided for;

(b)	any estate, inheritance, gift, sales, transfer, excise, personal property, wealth, interest equalization or similar tax, assessment or other governmental charge;

(c)	any tax, assessment or other governmental charge imposed on foreign personal holding company income or by reason of that beneficial owner’s past or present status as a passive foreign investment company, a controlled foreign corporation, a foreign tax exempt organization or a personal holding company with respect to the United States or as a corporation that accumulates earnings to avoid U.S. federal income tax;

(d)	any tax, assessment or other governmental charge which is payable otherwise than by withholding from payment of principal of or premium, if any, or interest on such holder’s notes;

(e)	any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of and premium, if any, or interest on any note if that payment can be made without withholding by any other paying agent;

(f)	any tax, assessment or other governmental charge which would not have been imposed but for the failure of a beneficial owner or any holder of notes to comply with our request to comply with certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connections with the United States of the beneficial owner or any holder of the notes (including, but not limited to, the requirement to provide Internal Revenue Service Forms W-8BEN, Forms W-8ECI, or any subsequent versions thereof or successor thereto, and including, without limitation, any documentation requirement under an applicable income tax treaty);

(g)	any tax, assessment or other governmental charge imposed on interest received by (1) a 10% shareholder (as defined in Section 871(h)(3)(B) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and the regulations that may be promulgated thereunder) of our company or (2) a controlled foreign corporation that is related to us within the meaning of Section 864(d)(4) of the Code, or (3) a bank receiving interest described in Section 881(c)(3)(A) of the Code;

(h)	any withholding or deduction that is imposed on a payment to an individual and is required to be made pursuant to European Council Directive 2003/48/EC relating to the taxation of savings, or any law implementing or complying with, or introduced in order to conform to, such Directive;

(i)	any taxes payable under Sections 1471 through 1474 of the Code (or any amended or successor version of such Sections), any regulations or other guidance thereunder, or any agreement (including any intergovernmental agreement) entered into in connection therewith; or

(j)	any combination of items (a), (b), (c), (d), (e), (f), (g), (h) and (i);

nor will we pay any additional amounts to any beneficial owner or holder of notes who is a fiduciary or partnership to the extent that a beneficiary or settlor with respect to that fiduciary or a member of that partnership or a beneficial owner thereof would not have been entitled to the payment of those additional amounts had that beneficiary, settlor, member or beneficial owner been the beneficial owner of those notes.

As used in the preceding paragraph, “Non-U.S. Person” means any corporation, partnership, individual or fiduciary that is, for United States federal income tax purposes, a foreign corporation, a non-resident alien individual who has not made a valid election to be treated as a United States resident, a non-resident fiduciary of a foreign estate or trust or a foreign partnership, one or more of the members of which is, as to the United States, a foreign corporation, a non-resident alien individual or a non-resident fiduciary of a foreign estate or trust.

Notices

Notices to holders of the notes will be sent to such holders. Any notice shall be deemed to have been given on the date of mailing. So long as the notes are represented by a global security deposited with The Bank of New York Mellon (London Branch), or any successor thereto, as the common depositary (the “Common Depositary”) for Clearstream and Euroclear, notices to holders may be given by delivery to Clearstream and Euroclear, and such notices shall be deemed to be given on the date of delivery to Clearstream and Euroclear. The trustee will mail notices by first-class mail, postage prepaid, to each registered holder’s last known address as it appears in the security register that the trustee maintains. The trustee will only mail these notices to the registered holder of the notes. You will not receive notices regarding the notes directly from us unless we reissue the notes to you in fully certificated form.

If the notes are listed on the Global Exchange Market of the Irish Stock Exchange after any redemption of the notes, we will inform the Irish Stock Exchange of the principal amount of the notes that have not been redeemed in connection with such redemption.

Book-Entry and Settlement

Each series of notes will be issued in the form of one or more global securities, in definitive, fully registered form without interest coupons, each of which we refer to as a “global security.” Each such global security will be deposited with the Common Depositary and registered in the name of the Common Depositary or its nominee. We will not issue certificated securities to you for the notes you purchase, except in the limited circumstances described below.

Beneficial interests in the global securities will be represented, and transfers of such beneficial interest will be effected, through accounts of financial institutions acting on behalf of beneficial owners as direct or indirect participants in Clearstream or Euroclear. Investors may hold notes directly through Clearstream or Euroclear, if they are participants in such systems, or indirectly through organizations that are participants in such systems. The address of Clearstream is 42 Avenue JF Kennedy, L-1855 Luxembourg, Luxembourg, and the address of Euroclear is 1 Boulevard Roi Albert II, B-1210 Brussels, Belgium.

Beneficial interests in the global securities will be shown on, and transfers of beneficial interests in the global securities will be made only through, records maintained by Clearstream or Euroclear and their participants. When you purchase notes through the Clearstream or Euroclear systems, the purchases must be made by or through a direct or indirect participant in the Clearstream or Euroclear system, as the case may be. The participant will receive credit for the notes that you purchase on Clearstream’s or Euroclear’s records, and, upon its receipt of such credit, you will become the beneficial owner of those notes. Your ownership interest will be recorded only on the records of the direct or indirect participant in Clearstream or Euroclear, as the case may be, through which you purchase the notes and not on Clearstream’s or Euroclear’s records. Neither Clearstream nor Euroclear, as the case may be, will have any knowledge of your beneficial ownership of the notes. Clearstream’s or Euroclear’s records will show only the identity of the direct participants and the amount of the notes held by or through those direct participants. You will not receive a written confirmation of your purchase or sale or any periodic account statement directly from Clearstream or Euroclear. You should instead receive those documents from the direct or indirect participant in Clearstream or Euroclear through which you purchase the notes. As a result, the direct or indirect participants are responsible for keeping accurate account of the holdings of their customers. The London paying agent will wire payments on the notes to the Common Depositary as the holder of the global securities. The trustee, the London paying agent and we will treat the Common Depositary or any successor nominee to the Common Depositary as the owner of the global securities for all purposes. Accordingly, the trustee, the London paying agent and we will have no direct responsibility or liability to pay amounts due with respect to the global securities to you or any other beneficial owners in the global securities. Any redemption or other notices with respect to the notes will be sent by us directly to Clearstream or Euroclear, which will, in turn, inform the direct participants (or the indirect participants), which will then contact you as a beneficial holder, all in accordance with the rules of Clearstream or Euroclear, as the case may be, and the internal procedures of the direct participant (or the indirect participant) through which you hold your beneficial interest in the notes. The registered holder of the notes will be The Bank of New York Depositary (Nominees) Limited, as nominee of the Common Depositary.

Initial Settlement

Investors will follow the settlement procedures applicable to conventional eurobonds in registered form. It is intended that Notes will be credited to the securities custody accounts of Clearstream and Euroclear holders on the settlement date on a delivery against payment basis. None of the notes may be held through, no trades of the notes will be settled through, and no payments with respect to the notes will be made through, The Depository Trust Company in the United States of America.

Secondary Market Trading

Any secondary market trading of book-entry interests in the notes will take place through participants in Clearstream and Euroclear in accordance with the normal rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in same-day funds. Owners of book-entry interests in the notes will receive payments relating to their notes in euro.

Clearstream and Euroclear

We have obtained the information in this section concerning Clearstream and Euroclear, and the book-entry system and procedures from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

Clearstream has advised us that it is a limited liability company organized under Luxembourg law. Clearstream holds securities for its participating organizations and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is registered as a bank in Luxembourg, and as such is subject to regulation by the Commission de Surveillance du Secteur Financier. Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is available to other institutions that clear through or maintain a custodial relationship with a Clearstream participant.

Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries.

Euroclear is operated by Euroclear Bank SA/NV, or the Euroclear Operator, under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation, or the Cooperative. All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks, securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Euroclear Operator is regulated and examined by the Belgian Banking and Finance Commission. Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law. These Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants.

Under Belgian law, the Euroclear Operator is required to pass on the benefits of ownership in any interests in securities on deposit with it, such as dividends, voting rights and other entitlements, to any person credited with such interests in securities on its records.

Certificated Notes

Subject to certain conditions, the notes represented by the global securities are exchangeable for certificated notes in definitive form of like tenor in minimum denominations of €100,000 principal amount and integral multiples of €1,000 in excess thereof if:

(1)	the Common Depositary notifies us that it is unwilling or unable to continue as depositary or if the Common Depositary ceases to be eligible under the indenture and we do not appoint a successor depository within 90 days;

(2)	we determine that the notes will no longer be represented by global securities and execute and deliver to the trustee an order to that effect; or

(3)	an event of default with respect to the notes will have occurred and be continuing.

Any note that is exchangeable as above is exchangeable for certificated notes issuable in authorized denominations and registered in such names as the Common Depositary shall direct. Subject to the foregoing, a global security is not exchangeable, except for a global security of the same aggregate denomination to be registered in the name of the Common Depositary or its nominee.

Trustee, Paying Agents and Security Registrar

The Bank of New York Mellon Trust Company, N.A. is the trustee under the indenture governing the notes. The Bank of New York Mellon Trust Company, N.A. is a national banking association organized under and governed by the laws of the United States of America, and provides trust services and acts as indenture trustee for numerous corporate securities issuances, including for other series of debt securities of which we are the issuer. The Bank of New York Mellon, London Branch, will be the paying agent for the notes in London.

CERTAIN U.S. FEDERAL INCOME AND ESTATE TAX

CONSEQUENCES TO NON-U.S. HOLDERS

The following is a summary of certain U.S. federal income and estate tax consequences of the purchase, ownership and disposition of the notes as of the date hereof. Except where noted, this summary deals only with notes that are held as capital assets by a non-U.S. holder who acquires the notes upon original issuance at their initial offering price.

A “non-U.S. holder” means a holder of the notes (other than a partnership) that is not for U.S. federal income tax purposes any of the following:

•	an individual citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

This summary is based upon provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of U.S. federal income and estate taxes and does not deal with foreign, state, local or other tax considerations that may be relevant to non-U.S. holders in light of their personal circumstances. In addition, it does not represent a detailed description of the U.S. federal income and estate tax consequences applicable to you if you are subject to special treatment under the U.S. federal income tax laws (including if you are a U.S. expatriate, “controlled foreign corporation,” “passive foreign investment company” or a partnership or other pass-through entity for U.S. federal income tax purposes). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

If a partnership holds the notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the notes, you should consult your tax advisors.

If you are considering the purchase of notes, you should consult your own tax advisors concerning the particular U.S. federal income, alternative minimum and estate tax consequences to you of the ownership of the notes, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

U.S. Federal Withholding Tax

The 30% U.S. federal withholding tax will not apply to any payment of interest on the notes under the “portfolio interest rule,” provided that:

•	interest paid on the notes is not effectively connected with your conduct of a trade or business in the United States;

•	you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable U.S. Treasury regulations;

•	you are not a controlled foreign corporation that is related to us through stock ownership;

•	you are not a bank whose receipt of interest on the notes is described in Section 881(c)(3)(A) of the Code; and

•

either (a) you provide your name and address on an Internal Revenue Service (“IRS”) Form W-8BEN (or other applicable form), and certify, under penalties of perjury, that you are not a United States person as defined under the Code or (b) you hold your notes through certain foreign intermediaries and satisfy the certification requirements of applicable U.S. Treasury regulations. Special certification rules apply to non-U.S. holders that are pass-through entities rather than corporations or individuals.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to the 30% U.S. federal withholding tax, unless you provide us with a properly executed:

•	IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty; or

•

IRS Form W-8ECI (or other applicable form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States (as discussed below under “U.S. Federal Income Tax”).

The 30% U.S. federal withholding tax generally will not apply to any payment of principal or gain that you realize on the sale, exchange, retirement or other disposition of a note.

U.S. Federal Income Tax

If you are engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment), then you will be subject to U.S. federal income tax on that interest on a net income basis (although you will be exempt from the 30% U.S. federal withholding tax; provided the certification requirements discussed above in “U.S. Federal Withholding Tax” are satisfied) in the same manner as if you were a United States person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of such interest, subject to adjustments.

Any gain realized on the disposition of a note generally will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment); or

•	you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

U.S. Federal Estate Tax

Your estate will not be subject to U.S. federal estate tax on notes beneficially owned by you at the time of your death; provided that any payment to you on the notes would be eligible for exemption from the 30% U.S. federal withholding tax under the “portfolio interest rule” described above under “U.S. Federal Withholding Tax” without regard to the statement requirement described in the fifth bullet point of that section.

Information Reporting and Backup Withholding

Generally, we must report to the IRS and to you the amount of interest paid to you and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

In general, you will not be subject to backup withholding with respect to payments on the notes that we make to you; provided that we do not have actual knowledge or reason to know that you are a United States person as defined under the Code, and we have received from you the statement described above in the fifth bullet point under “U.S. Federal Withholding Tax.”

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of notes within the United States or conducted through certain U.S.-related financial intermediaries, unless you certify under penalties of perjury that you are a non-U.S. holder (and the payor does not have actual knowledge or reason to know that you are a United States person as defined under the Code), or you otherwise establish an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability; provided the required information is furnished to the IRS.

UNDERWRITING

We and the underwriters named below have entered into an underwriting agreement relating to the offer and sale of the notes. In the underwriting agreement, we have agreed to sell to each underwriter severally, and each underwriter has agreed severally to purchase from us, the principal amount of notes that appears opposite the name of that underwriter below:

Underwriter	Principal Amount of 2021 Notes	Principal Amount of 2028 Notes
Barclays Bank PLC	€420,000,000	€420,000,000
HSBC Bank plc	420,000,000	420,000,000
J.P. Morgan Securities plc	420,000,000	420,000,000
Wells Fargo Securities International Limited	420,000,000	420,000,000
CAVU Securities, LLC	17,500,000	17,500,000
Lebenthal & Co., LLC	17,500,000	17,500,000
Samuel A. Ramirez & Company, Inc.	17,500,000	17,500,000
The Williams Capital Group, L.P.	17,500,000	17,500,000

Total	€1,750,000,000	€1,750,000,000

The underwriting agreement provides that the underwriters are obligated to purchase all of the notes if any are purchased. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of notes may be terminated.

The underwriters propose to offer each series of notes directly to the public at the public offering prices described on the cover page of this prospectus supplement. After the initial offering of the notes of each series, the underwriters may change the public offering prices and concessions.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of an officer’s certificate and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The following tables show the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering.

Paid by Us
Per 2021 Note	0.425%
Total	€7,437,500
Per 2028 Note	0.550%
Total	€9,625,000

The expenses of the offering, not including underwriting discounts, are estimated to be approximately $2.0 million and will be payable by us.

New Issue of Notes

There are currently no established trading markets for the notes. Application has been made for the notes to be admitted to the Official List and to be traded on the Global Exchange Market of the Irish Stock Exchange. The underwriters have advised us that they currently intend to make a market in each series of the notes. However, they are not obligated to do so and may, in their sole discretion, discontinue any market-making in the notes at any time without notice. Therefore, we cannot assure you that liquid trading markets for the notes will develop, that you will be able to sell your notes at a particular time or that the price you receive when you sell will be favorable.

Price Stabilization and Short Positions

In connection with the issuance of the notes, Barclays Bank PLC, as stabilizing manager (or persons acting on its behalf), may over-allot notes or effect transactions with a view to supporting the market price of the notes at a level higher than that which might otherwise prevail. However, there is no assurance that the stabilizing manager (or persons acting on its behalf) will undertake stabilization action. Any stabilization action may begin on or after the date on which adequate public disclosure of the terms of the offer of the notes is made and, if begun, may be ended at any time, but it must end no later than 30 calendar days after the date the notes are issued, or no later than 60 calendar days after the date of the allotment of the notes, whichever is the earlier. Such stabilization shall be conducted in accordance with all applicable laws and rules. The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the stabilizing agent has repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

Any of these activities may cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of such transactions. These transactions may be effected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time. Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representation that any of the underwriters will engage in such transactions, or that such transactions, once begun, will not be discontinued without notice.

Sales Outside the United States

The notes may be offered and sold in the United States and certain jurisdictions outside the United States in which such offer and sale is permitted.

European Economic Area

Each underwriter has represented and agreed that, in relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), it has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to that competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

(1)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(2)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provisions of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representative or representatives nominated by us for any such offer; or

(3)	in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of notes shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Member State; “Prospectus Directive” means European Council Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive) and includes any relevant implementing measure in the Relevant Member State; and “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that:

(i)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of any notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(ii)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any notes in, from or otherwise involving the United Kingdom.

Hong Kong

Each underwriter has represented and agreed that the notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan, as amended (the “Financial Instruments and Exchange Law”), and each underwriter has represented and agreed that it will not offer or sell any of the notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus supplement and the accompanying prospectus have not been and will not be registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has represented and agreed that this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA; (2) where no consideration is or will be given for the transfer; or (3) the transfer is by operation of law.

Other Relationships

Certain underwriters and their affiliates have engaged in, and may in the future engage in commercial and investment banking services for us and our affiliates, hedging services and other commercial dealings in the ordinary course of business.

To the extent any underwriter that is not a U.S. registered broker-dealer intends to effect sales of notes in the United States, it will do so through one or more U.S. registered broker-dealers in accordance with the applicable U.S. securities laws and regulations.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

LEGAL MATTERS

The validity of the notes will be passed upon for us by Simpson Thacher & Bartlett LLP, Palo Alto, California, and, with respect to matters of Washington law, by Keith R. Dolliver, Esq., our Associate General Counsel, Legal and Corporate Affairs, and Assistant Secretary. Weil, Gotshal & Manges LLP, New York, New York, is advising the underwriters in connection with the offering of the notes.

Mr. Dolliver beneficially owns, or has the right to acquire, an aggregate of less than 0.01% of the common stock of Microsoft Corporation.

Weil, Gotshal & Manges LLP performs legal services for us from time to time.

LISTING AND GENERAL INFORMATION

1.    The issuance of the notes has been authorized by the resolutions of our Board of Directors dated September 16, 2013.

2.    Microsoft Corporation, a publicly-held corporation organized under the laws of the State of Washington, was incorporated on June 25, 1981. Microsoft Corporation’s I.R.S. Employer Identification Number is 91-1144442 and its telephone number is (425) 882-8080.

3.    There has been no material adverse change in our prospects since June 30, 2013 and there has been no significant change in our financial or trading position since September 30, 2013 (the last day of the most recently completed fiscal quarter for which financial statements have been incorporated by reference herein).

4.    Except as disclosed or incorporated by reference in these Listing Particulars, we have not, during the previous 12 months been involved in any governmental, legal or arbitration proceedings (including any such proceedings which are pending or threatened of which we are aware), which have had in the recent past, or may have, a significant effect on our financial position and profitability.

5.    For so long as the notes are admitted to the Official List and traded on the Global Exchange Market of the Irish Stock Exchange, copies of the following documents in physical format may be obtained during normal business hours, at our principal office, at the address listed on the inside back cover page of these Listing Particulars:

•	our latest published audited fiscal year-end financial statements for the fiscal years ended June 30, 2013 and June 30, 2012;

•	our bylaws; and

•	the indenture (including the relevant supplemental indenture thereto) governing the notes.

6.    For so long as the notes admitted to the Official List and traded on the Global Exchange Market of the Irish Stock Exchange, copies of these Listing Particulars will be available free of charge at our principal offices, at the address listed on the inside back cover page of these Listing Particulars. In addition, copies, in physical format, of the annual reports on Form 10-K and quarterly reports on Form 10-Q that we file with the SEC may be obtained free of charge at our principal offices. Those documents may also be reviewed in electronic format at our website at www.microsoft.com.

7.    Arthur Cox Listing Services Limited is acting solely in its capacity as listing agent for Microsoft Corporation in relation to the notes and is not itself seeking admission of the notes to the Official List of the Irish Stock Exchange or to trading on the Global Exchange Market of the Irish Stock Exchange.

8.    The expenses in relation to the admission of the notes to trading on the Global Exchange Market of the Irish Stock Exchange will be approximately €3,190.

9.    The global securities representing the 2021 Notes have been accepted for clearance through Clearstream and Euroclear under Common Code 100174910 and the ISIN for the 2021 Notes is XS1001749107. The global securities representing the 2028 Notes have been accepted for clearance through Clearstream and Euroclear under Common Code 100174928 and the ISIN for the 2028 Notes is XS1001749289.

PROSPECTUS

Microsoft Corporation

Debt Securities

We may, from time to time, offer to sell debt securities in one or more offerings. This prospectus describes some of the general terms and conditions that may apply to these securities. We will provide the specific terms and conditions of these securities in prospectus supplements to this prospectus.

We may offer and sell these debt securities to or through one or more underwriters, dealers and agents or directly to purchasers, on a continuous or delayed basis.

Investing in our debt securities involves risks. You should consider the risk factors described in any accompanying prospectus supplement or any documents we incorporate by reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated November 2, 2012

You should rely only on the information contained or incorporated by reference in this prospectus, in any accompanying prospectus supplement or in any free writing prospectus filed by us with the Securities and Exchange Commission, or the SEC. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information contained or incorporated by reference in this prospectus and any prospectus supplement or in any such free writing prospectus is accurate as of any date other than the respective dates thereof. Our business, financial condition, results of operations and prospects may have changed since those dates.

We are not making an offer to sell these debt securities in any jurisdiction where the offer or sale is not permitted.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC under the Securities Act of 1933, as amended, or the Securities Act, utilizing a “shelf” registration process. Under this shelf registration process, we may, at any time and from time to time, sell in one or more offerings any of our debt securities described in this prospectus.

This prospectus provides you with a general description of the debt securities that we may offer. Each time we sell debt securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplement may also add, update or change information contained in this prospectus.

You should carefully read both this prospectus and any prospectus supplement together with additional information described below under the heading “Where You Can Find More Information.”

References in this prospectus to “Microsoft,” “we,” “us” and “our” and all similar references are to Microsoft Corporation and its consolidated subsidiaries, unless otherwise stated or the context otherwise requires. However, in the “Description of the Debt Securities” section of this prospectus, references to “we,” “us” and “our” are to Microsoft Corporation (parent company only) and not to any of its subsidiaries.

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WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The public may read and copy any materials filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Also, the SEC maintains an Internet web site that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the SEC. The public can obtain any documents that we file electronically with the SEC at http://www.sec.gov.

We also make available, free of charge, on or through our Internet web site (http://www.microsoft.com) our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statements on Schedule 14A and, if applicable, amendments to those reports filed or furnished pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Please note, however, that we have not incorporated any other information by reference from our Internet web site, other than the documents listed below under the heading “Incorporation by Reference.” In addition, you may request copies of these filings at no cost through our Investor Relations Department at: Microsoft Corporation, One Microsoft Way, Redmond, Washington 98052-6399, telephone: 800-285-7772 (U.S.) or (425) 706-4400 (international), e-mail: msft@microsoft.com.

We have filed with the SEC a registration statement on Form S-3 relating to the debt securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of ours, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement and the documents incorporated by reference herein at the SEC’s Public Reference Room in Washington, D.C., as well as through the SEC’s Internet web site listed above.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of the debt securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

We incorporate by reference in this prospectus the documents set forth below that have been previously filed with the SEC; provided, however, that we are not incorporating any documents or information deemed to have been furnished rather than filed in accordance with SEC rules:

•	our Annual Report on Form 10-K for the fiscal year ended June 30, 2012;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2012;

•	our Current Reports on Form 8-K filed on July 2, 2012, September 18, 2012, October 9, 2012 and November 2, 2012; and

•	any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and before the termination of this offering.

To obtain copies of these filings, see “Where You Can Find More Information.”

FORWARD LOOKING STATEMENTS

Certain statements in this prospectus, any prospectus supplement and the documents incorporated by reference herein, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives and expected operating results, and the assumptions upon which those statements are based, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Actual results could differ materially because of, among others, the following factors:

•	intense competition in all of Microsoft’s markets;

•	execution and competitive risks in transitioning to cloud-based computing;

•	significant business investments that may not gain customer acceptance and produce offsetting increases in revenue;

•	Microsoft’s continued ability to protect its intellectual property rights;

•	claims that Microsoft has infringed the intellectual property rights of others;

•	the possibility of unauthorized disclosure of significant portions of Microsoft’s source code;

•	cyber-attacks and security vulnerabilities in Microsoft products that could reduce revenue or lead to liability;

•	improper disclosure of personal data that could result in liability and harm to Microsoft’s reputation;

•	outages and disruptions of services provided to customers directly or through third parties if Microsoft fails to maintain an adequate operations infrastructure;

•	government litigation and regulation affecting how Microsoft designs and markets its products;

•	Microsoft’s ability to attract and retain talented employees;

•	delays in product development and related product release schedules;

•

unfavorable changes in general economic conditions, disruption of Microsoft’s partner networks or sales channels, or the availability of credit that affect demand for Microsoft’s products and services or the value of Microsoft’s investment portfolio;

•	adverse results in legal disputes;

•	unanticipated tax liabilities;

•	quality or supply problems in Microsoft’s consumer hardware or other vertically integrated hardware and software products;

•	impairment of goodwill or amortizable intangible assets causing a charge to earnings;

•	exposure to increased economic and regulatory uncertainties from operating a global business;

•	geopolitical conditions, natural disaster, cyberattack or other catastrophic events disrupting Microsoft’s business; and

•	acquisitions, joint ventures and strategic alliances that adversely affect Microsoft’s business.

A detailed discussion of these and other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in Part I, Item 1A of our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q in the section entitled “Risk Factors” and as may be included from time to time in our reports filed with the SEC.

We undertake no obligation to update to revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

OUR COMPANY

Microsoft was founded in 1975. Our mission is to enable people and businesses throughout the world to realize their full potential by creating technology that transforms the way people work, play, and communicate. We develop and market software, services, and hardware that deliver new opportunities, greater convenience, and enhanced value to people’s lives. We do business worldwide and have offices in more than 100 countries.

Microsoft is incorporated under the laws of the State of Washington. Our principal executive offices are located at One Microsoft Way, Redmond, Washington 98052-6399, and our main telephone number is (425) 882-8080.

RISK FACTORS

Investing in the debt securities involves risks. Before making a decision to invest in the debt securities, you should carefully consider the risks described under “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the fiscal year ended June 30, 2012 and our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2012, each of which is incorporated by reference in this prospectus. See “Where You Can Find More Information.”

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the historical ratio of our earnings to our fixed charges for the periods indicated.

		Years Ended June 30,
	Three Months Ended September 30, 2012	2012	2011	2010	2009	2008
Ratio of earnings to fixed charges(1)	51x	52x	81x	122x	226x	158x

(1)	For purposes of calculating the ratio of earnings to fixed charges, earnings represents earnings from continuing operations before income taxes and before income (losses) from equity method investments plus: (a) fixed charges; and (b) cash distributions from equity method investments. Fixed charges include: (a) interest expense, whether expensed or capitalized; and (b) the portion of operating rental expense which management believes is representative of the interest component of rent expense.

USE OF PROCEEDS

Except as otherwise set forth in the applicable prospectus supplement, we intend to use the net proceeds from sales of the debt securities for general corporate purposes, which may include, among other things, funding for working capital, capital expenditures, repurchases of our capital stock, acquisitions and repayment of our existing debt.

DESCRIPTION OF THE DEBT SECURITIES

We have summarized below general terms and conditions of the debt securities that we will offer and sell pursuant to this prospectus. When we offer to sell a particular series of debt securities, we will describe the specific terms and conditions of the series in a prospectus supplement to this prospectus. We will also indicate in the applicable prospectus supplement whether the general terms and conditions described in this prospectus apply to the series of debt securities. In addition, the terms and conditions of the debt securities of a series may be different in one or more respects from the terms and conditions described below. If so, those differences will be described in the applicable prospectus supplement. We may, but need not, describe any additional or different terms and conditions of such debt securities in an annual report on Form 10-K, a quarterly report on Form 10-Q or a current report on Form 8-K filed with the SEC, the information in which would be incorporated by reference in this prospectus and such report will be identified in the applicable prospectus supplement.

We will issue the debt securities in one or more series under an indenture between us and The Bank of New York Mellon Trust Company, N.A., as trustee. The following summary of provisions of the indenture does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the indenture, including definitions therein of certain terms. This summary may not contain all of the information that you may find useful. The terms and conditions of the debt securities of each series will be set forth in those debt securities and in the indenture. For a comprehensive description of any series of debt securities being offered to you pursuant to this prospectus, you should read both this prospectus and the applicable prospectus supplement.

The indenture has been filed as an exhibit to the registration statement of which this prospectus forms a part. A form of each debt security, reflecting the specific terms and provisions of that series of debt securities, will be filed with the SEC in connection with each offering and will be incorporated by reference in the registration statement of which this prospectus forms a part. You may obtain a copy of the indenture and any form of debt security that has been filed in the manner described under “Where You Can Find More Information.”

Capitalized terms used and not defined in this summary have the meanings specified in the indenture. For purposes of this section of this prospectus, references to “we,” “us” and “our” are to Microsoft Corporation (parent company only) and not to any of its subsidiaries. References to the “applicable prospectus supplement” are to the prospectus supplement to this prospectus that describes the specific terms and conditions of a series of debt securities.

General

We may offer the debt securities from time to time in as many distinct series as we may determine. All debt securities will be our senior unsecured obligations. The indenture does not limit the amount of debt securities that we may issue under that indenture. We may, without the consent of the holders of the debt securities of any series, issue additional debt securities ranking equally with, and otherwise similar in all respects to, the debt securities of the series (except for the public offering price and the issue date) so that those additional debt securities will be consolidated and form a single series with the debt securities of the series previously offered and sold.

The debt securities of each series will be issued in fully registered form without interest coupons. We currently anticipate that the debt securities of each series offered and sold pursuant to this prospectus will be issued as global debt securities as described under “—Book-Entry; Delivery and Form; Global Securities” and will trade in book-entry form only.

Debt securities denominated in U.S. dollars will be issued in denominations of $2,000 and any integral multiple of $1,000 in excess thereof, unless otherwise specified in the applicable prospectus supplement. If the debt securities of a series are denominated in a foreign or composite currency, the applicable prospectus supplement will specify the denomination or denominations in which those debt securities will be issued.

Unless otherwise specified in the applicable prospectus supplement, we will repay the debt securities of each series at 100% of their principal amount, together with accrued and unpaid interest thereon at maturity, except if those debt securities have been previously redeemed or purchased and cancelled.

Unless otherwise specified in the applicable prospectus supplement, the debt securities of each series will not be listed on any securities exchange.

Provisions of Indenture

The indenture provides that debt securities may be issued under it from time to time in one or more series. For each series of debt securities, this prospectus and the applicable prospectus supplement will describe the following terms and conditions of that series of debt securities:

•	the title of the series;

•	the maximum aggregate principal amount, if any, established for debt securities of the series;

•

the person to whom any interest on a debt security of the series will be payable, if other than the person in whose name that debt security (or one or more predecessor debt securities) is registered at the close of business on the regular record date for such interest;

•	the date or dates on which the principal of any debt securities of the series will be payable or the method used to determine or extend those dates;

•

the rate or rates at which any debt securities of the series will bear interest, if any, the date or dates from which any such interest will accrue, the interest payment dates on which any such interest will be payable and the regular record date for any such interest payable on any interest payment date;

•	the place or places where the principal of and premium, if any, and interest on any debt securities of the series will be payable and the manner in which any payment may be made;

•

the period or periods within which, the price or prices at which and the terms and conditions upon which any debt securities of the series may be redeemed, in whole or in part, at our option and, if other than by a board resolution, the manner in which any election by us to redeem the debt securities will be evidenced;

•

our obligation or right, if any, to redeem or purchase any debt securities of the series pursuant to any sinking fund or at the option of the holder thereof and the period or periods within which, the price or prices at which and the terms and conditions upon which any debt securities of the series will be redeemed or purchased, in whole or in part, pursuant to such obligation;

•	if other than denominations of $2,000 and any integral multiple of $1,000 in excess thereof, the denominations in which any debt securities of the series will be issuable;

•

if the amount of principal of or premium, if any, or interest on any debt securities of the series may be determined with reference to a financial or economic measure or index or pursuant to a formula, the manner in which such amounts will be determined;

•

if other than U.S. dollars, the currency, currencies or currency units in which the principal of or premium, if any, or interest on any debt securities of the series will be payable and the manner of determining the equivalent thereof in U.S. dollars for any purpose;

•

if the principal of or premium, if any, or interest on any debt securities of the series is to be payable, at our election or the election of the holder thereof, in one or more currencies or currency units other than that or those in which such debt securities are stated to be payable, the currency, currencies or currency units in which the principal of or premium, if any, or interest on such debt securities as to which such election is made will be payable, the periods within which and the terms and conditions upon which such election is to be made and the amount so payable (or the manner in which such amount will be determined);

•

if other than the entire principal amount thereof, the portion of the principal amount of any debt securities of the series which will be payable upon declaration of acceleration of the maturity thereof pursuant to the indenture;

•

if the principal amount payable at the stated maturity of any debt securities of the series will not be determinable as of any one or more dates prior to the stated maturity, the amount which will be deemed to be the principal amount of such debt securities as of any such date for any purpose thereunder or hereunder, including the principal amount thereof which will be due and payable upon any maturity other than the stated maturity or which will be deemed to be outstanding as of any date prior to the stated maturity (or, in any such case, the manner in which such amount deemed to be the principal amount will be determined);

•

if other than by a board resolution, the manner in which any election by us to defease any debt securities of the series pursuant to the indenture will be evidenced; whether any debt securities of the series other than debt securities denominated in U.S. dollars and bearing interest at a fixed rate are to be subject to the defeasance provisions of the indenture; or, in the case of debt securities denominated in U.S. dollars and bearing interest at a fixed rate, if applicable, that the debt securities of the series, in whole or any specified part, will not be defeasible pursuant to the indenture;

•

if applicable, that any debt securities of the series will be issuable in whole or in part in the form of one or more global securities and, in such case, the respective depositaries for such global securities and the form of any legend or legends which will be borne by any such global securities, and any circumstances in which any such global security may be exchanged in whole or in part for debt securities registered, and any transfer of such global security in whole or in part may be registered, in the name or names of persons other than the depositary for such global security or a nominee thereof;

•

any addition to, deletion from or change in the events of default applicable to any debt securities of the series and any change in the right of the trustee or the requisite holders of such debt securities to declare the principal amount thereof due and payable;

•	any addition to, deletion from or change in the covenants applicable to debt securities of the series;

•

if the debt securities of the series are to be convertible into or exchangeable for cash and/or any securities or other property of any person (including us), the terms and conditions upon which such debt securities will be so convertible or exchangeable;

•

whether the debt securities of the series will be guaranteed by any persons and, if so, the identity of such persons, the terms and conditions upon which such debt securities will be guaranteed and, if applicable, the terms and conditions upon which such guarantees may be subordinated to other indebtedness of the respective guarantors;

•

whether the debt securities of the series will be secured by any collateral and, if so, the terms and conditions upon which such debt securities will be secured and, if applicable, upon which such liens may be subordinated to other liens securing other indebtedness of us or of any guarantor; and

•	any other terms of the debt securities of the series (which terms will not be inconsistent with the provisions of the indenture, except as permitted thereunder).

Interest and Interest Rates

General

In the applicable prospectus supplement, we will designate the debt securities of a series as being either debt securities bearing interest at a fixed rate of interest or debt securities bearing interest at a floating rate of interest. Each debt security will begin to accrue interest from the date on which it is originally issued. Interest on each such debt security will be payable in arrears on the interest payment dates set forth in the applicable prospectus supplement and as otherwise described below and at maturity or, if earlier, the redemption date described below. Interest will be payable to the holder of record of the debt securities at the close of business on the record date for each interest payment date, which record dates will be specified in such prospectus supplement.

As used in the indenture, the term “business day” means, with respect to debt securities of a series, any day, other than a Saturday or Sunday, that is not a day on which banking institutions are authorized or obligated by law or executive order to close in the place where the principal of and premium, if any, and interest on the debt securities are payable.

Fixed Rate Debt Securities

If the debt securities of a series being offered will bear interest at a fixed rate of interest, the debt securities of that series will bear interest at the annual interest rate specified on the cover page of the applicable prospectus supplement. Interest on those debt securities will be payable semi-annually in arrears on the interest payment dates for those debt securities. If the maturity date, the redemption date or an interest payment date is not a business day, we will pay principal, premium, if any, the redemption price, if any, and interest on the next succeeding business day, and no interest will accrue from and after the relevant maturity date, redemption date or interest payment date to the date of that payment. Unless otherwise specified in the applicable prospectus supplement, interest on the fixed rate debt securities will be computed on the basis of a 360-day year of twelve 30-day months.

Floating Rate Debt Securities

If the debt securities of a series being offered will bear interest at a floating rate of interest, the debt securities of that series will bear interest during each relevant interest period at the rate determined as set forth in the applicable prospectus supplement and as otherwise set forth below. Each floating rate debt security will have an interest rate basis or formula.

Unless otherwise specified in the applicable prospectus supplement, we will base that formula on the London Interbank Offered Rate (“LIBOR”) for the LIBOR Currency. The “LIBOR Currency” means the currency specified in the applicable prospectus supplement as to which LIBOR will be calculated or, if no such currency is specified in the applicable prospectus supplement, U.S. dollars. In the applicable prospectus supplement, we will indicate any spread or spread multiplier to be applied in the interest rate formula to determine the interest rate applicable in any interest period. Unless otherwise specified in the applicable prospectus supplement, interest will be computed on the basis of the actual number of days during the relevant interest period and a 360-day year.

The floating rate debt securities may have a maximum or minimum rate limitation. In no event, however, will the rate of interest on the debt securities be higher than the maximum rate of interest permitted by New York law as that law may be modified by U.S. laws of general application.

The applicable prospectus supplement will identify the calculation agent for each series of floating rate debt securities, which will compute the interest accruing on the debt securities.

If any interest payment date for the debt securities of a series bearing interest at a floating rate based on LIBOR (other than the maturity date or the redemption date, if any) would otherwise be a day that is not a business day, then the interest payment date will be postponed to the following date which is a business day, unless that business day falls in the next succeeding calendar month, in which case the interest payment date will be the immediately preceding business day. If the maturity date or the redemption date, if any, is not a business day, we will pay principal, premium, if any, the redemption price, if any, and interest on the next succeeding business day, and no interest will accrue from and after the maturity date or the redemption date, if any, to the date of that payment.

The calculation agent will reset the rate of interest on the debt securities of a series bearing interest at a floating rate based on LIBOR on each interest payment date. If any of the interest reset dates for the debt securities is not a business day, then that interest reset date will be postponed to the next succeeding business day, unless that day is in the next succeeding calendar month, in which case, the interest reset date will be the immediately preceding business day. The interest rate set for the debt securities on a particular interest reset date will remain in effect during the interest period commencing on that interest reset date. Each interest period will be the period from and including the interest reset date to, but excluding the next interest reset date or until the maturity date or redemption date, if any, of the debt securities, as the case may be.

The calculation agent will determine the interest rate applicable to the debt securities bearing interest at a floating rate based on LIBOR on the interest determination date, which will be the second London banking day immediately preceding the interest reset date. The interest rate determined on an interest determination date will become effective on and as of the next interest reset date. The interest determination date for the interest period commencing on date of issuance of the debt securities will be specified in the applicable prospectus supplement. As used in this prospectus, “London banking day” means any day on which dealings in deposits in the LIBOR Currency are transacted in the London interbank market.

If the debt securities bear interest at a floating rate based on LIBOR, the calculation agent will determine LIBOR according to the following provisions:

(a)	With respect to any interest determination date, LIBOR will be the rate (expressed as a percentage per annum) for deposits in U.S. dollars having a maturity of the Index Maturity commencing on the relevant interest reset date that appears on Reuters Page LIBOR01 as of 11:00 a.m. (London time) on that interest determination date. If no such rate appears, LIBOR for that interest determination date will be determined in accordance with the following clause (b).

(b)

With respect to an interest determination date on which no rate appears on Reuters Page LIBOR01, as specified in the preceding clause (a), the calculation agent will request the principal London offices of each of four major reference banks in the London interbank market (which may include affiliates of underwriters or the trustee), as selected by us, to provide the calculation agent with its offered quotation (expressed as a percentage per annum) for deposits in U.S. dollars for the Index Maturity, commencing on the relevant interest reset date, to prime banks in the London interbank market at approximately 11:00 a.m. (London time) on that interest determination date and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time. If at least two quotations are provided, then LIBOR on that interest determination date will be the arithmetic mean of those quotations. If fewer than two quotations are provided, then LIBOR on the interest determination date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m. (New York City time), on the interest determination date by three major banks in New York City (which may be affiliates of underwriters) selected by us for loans in U.S. dollars to leading European banks, having an Index Maturity, commencing on the relevant interest reset date, and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time. If at least two such rates are so provided, LIBOR on the interest determination date will be the arithmetic mean of such rates. If fewer than two such rates are so provided, LIBOR on the interest determination date will be LIBOR in effect with respect to the immediately preceding interest determination date.

“Reuters Page LIBOR01” means the display that appears on Reuters (or any successor service) on page LIBOR01 (or any page as may replace such page on such service) for the purpose of displaying London interbank offered rates of major banks for U.S. dollars.

“Index Maturity” means the period to maturity of the debt securities with respect to which the related interest rate basis or formula will be calculated. For example, the Index Maturity may be one month, three months, six months or one year.

All percentages resulting from any calculation will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point with five one millionths of a percentage point rounded upwards (e.g., 4.876545% (or .04876545) would be rounded to 4.87655% (or .0487655)), and all U.S. dollar amounts used in or resulting from such calculation will be rounded to the nearest cent (with one-half cent being rounded upward).

The calculation agent will promptly notify the trustee of each determination of the interest rate. The calculation agent will also notify the trustee of the interest rate, the interest amount, the interest period and the interest payment date related to each interest reset date as soon as such information becomes available. The trustee will make such information available to the holders of the relevant debt securities upon request.

The calculation agent’s determination of any interest rate, and its calculation of the amount of interest for any interest period, will be final and binding in the absence of manifest error.

So long as any floating rate debt securities are outstanding, we will at all times maintain a calculation agent. We will appoint a bank, trust company, investment banking firm or other financial institution to act as the successor calculation agent in the event that:

•	any acting calculation agent is unable or unwilling to act;

•	any acting calculation agent fails to duly establish the floating interest rate for a series of floating rate debt securities; or

•	we propose to remove the calculation agent.

Optional Redemption

Redemption at Our Option

If specified in the applicable prospectus supplement, we may elect to redeem all or part of the outstanding debt securities of a series from time to time before the maturity date of the debt securities of that series. Upon such election, we will notify the trustee of the redemption date and the principal amount of debt securities of the series to be redeemed. If less than all the debt securities of the series are to be redeemed, the particular debt securities of that series to be redeemed will be selected by the trustee by such method as the trustee deems fair and appropriate. The applicable prospectus supplement will specify the redemption price for the debt securities to be redeemed (or the method of calculating such price), in each case in accordance with the terms and conditions of those debt securities.

Notice of redemption will be given to each holder of the debt securities to be redeemed not less than 30 nor more than 60 days prior to the date set for such redemption. This notice will include the following information: the redemption date; the redemption price (or the method of calculating such price); if less than all of the outstanding debt securities of such series are to be redeemed, the identification (and, in the case of partial redemption, the respective principal amounts) of the particular debt securities to be redeemed; the place or places where such debt securities are to be surrendered for payment of the redemption price; and, if applicable, the CUSIP number of the debt securities to be redeemed.

By no later than 11:00 a.m. (New York City time) on the redemption date, we will deposit or cause to be deposited with the trustee or with a paying agent (or, if we are acting as our own paying agent with respect to the debt securities being redeemed, we will segregate and hold in trust as provided in the indenture) an amount of money sufficient to pay the aggregate redemption price of, and (except if the redemption date shall be an interest payment date or the debt securities of such series provide otherwise) accrued interest on, all of the debt securities or the part thereof to be redeemed on that date. On the redemption date, the redemption price will become due and payable upon all of the debt securities to be redeemed, and interest, if any, on the debt securities to be redeemed will cease to accrue from and after that date. Upon surrender of any such debt securities for redemption, we will pay those debt securities surrendered at the redemption price together, if applicable, with accrued interest to the redemption date.

Any debt securities to be redeemed only in part must be surrendered at the office or agency established by us for such purpose, and we will execute, and the trustee will authenticate and deliver to a holder without service charge, new debt securities of the same series and of like tenor, of any authorized denominations as requested by that holder, in a principal amount equal to and in exchange for the unredeemed portion of the debt securities that holder surrenders.

Repayment at Holder’s Option

If specified in the applicable prospectus supplement, the holders of the debt securities of a series will have the option to elect repayment of those debt securities by us prior to the stated maturity of the debt securities of that series at time or times and subject to the conditions specified in the applicable prospectus supplement. If the holders of those debt securities have that option, the applicable prospectus supplement will specify the optional repayment date or dates on which the debt security may be repaid and the optional repayment price, or the method by which such price will be determined. The optional repayment price is the price at which, together with accrued interest to the optional repayment date, the debt security may be repaid at the holder’s option on each such optional repayment date.

Any tender of a debt security by the holder for repayment will be irrevocable. Any repayment option of a holder may be exercised by the holder of debt securities for less than the entire principal amount of the debt security; provided that the principal amount of the debt security remaining outstanding after repayment will be an authorized denomination. Upon such partial repayment, the debt securities will be canceled and new debt securities for the remaining principal amount will be issued in the name of the holder of the repaid debt securities.

If debt securities are represented by a global security as described under “—Book-Entry; Delivery and Form; Global Securities,” the securities depository for the global security or its nominee will be the holder of the debt security and, therefore, will be the only person that can exercise a right to repayment. In order to ensure that the depository or its nominee will timely exercise a right to repayment relating to a particular debt security, the beneficial owner of the debt security must instruct the broker or other direct or indirect participant in the depository through which it holds an interest in the debt security to notify the depository of its desire to exercise a right to repayment by the appropriate cut-off time for notifying the participant. Different firms have different cut-off times for accepting instructions from their customers. Accordingly, you should consult the broker or other direct or indirect participant through which you hold an interest in a debt security in order to ascertain the cut-off time by which such an instruction must be given for timely notice to be delivered to the appropriate depository.

Payment and Transfer or Exchange

Principal of and premium, if any, and interest on the debt securities of each series will be payable, and the debt securities may be exchanged or transferred, at the office or agency maintained by us for such purpose (which initially will be the trustee’s office located at 101 Barclay Street, 8W, New York, New York 10286, Attention: Corporate Trust Administration). Payment of principal of and premium, if any, and interest on a global security registered in the name of or held by The Depository Trust Company, or DTC, or its nominee will be made in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global security. If any of the debt securities is no longer represented by a global security, payment of interest on certificated debt securities in definitive form may, at our option, be made by check mailed directly to holders at their registered addresses. See “—Book-Entry; Delivery and Form; Global Securities.”

A holder may transfer or exchange any certificated debt securities in definitive form at the same location given in the preceding paragraph. No service charge will be made for any registration of transfer or exchange of debt securities, but we may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

We are not required to transfer or exchange any debt security selected for redemption for a period of 15 days before mailing of a notice of redemption of the debt security to be redeemed.

The registered holder of a debt security will be treated as the owner of it for all purposes.

All amounts of principal of and premium, if any, or interest on the debt securities paid by us that remain unclaimed two years after such payment was due and payable will be repaid to us, and the holders of such debt securities will thereafter look solely to us for payment.

Covenants

The indenture sets forth limited covenants, including the covenant described below, that will apply to each series of debt securities issued under the indenture, unless otherwise specified in the applicable prospectus supplement. However, these covenants do not, among other things:

•	limit the amount of indebtedness or lease obligations that may be incurred by us and our subsidiaries;

•	limit our ability or that of our subsidiaries to issue, assume or guarantee debt secured by liens; or

•	restrict us from paying dividends or making distributions on our capital stock or purchasing or redeeming our capital stock.

Consolidation, Merger and Sale of Assets

The indenture provides that we may consolidate with or merge with or into any other person, and may sell, transfer, or lease or convey all or substantially all of our properties and assets to another person; provided that the following conditions are satisfied:

•

we are the continuing entity, or the resulting, surviving or transferee person (the “Successor”) is a person organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and the Successor (if not us) will expressly assume, by supplemental indenture, all of our obligations under the debt securities and the indenture and, for each security that by its terms provides for conversion, provide for the right to convert such security in accordance with its terms;

•	immediately after giving effect to such transaction, no default or event of default under the indenture has occurred and is continuing; and

•

if requested, the trustee receives from us, an officers’ certificate and an opinion of counsel that the merger, consolidation or transfer and such supplemental indenture, as the case may be, complies with the applicable provisions of the indenture.

If we consolidate or merge with or into any other person or sell, transfer, lease or convey all or substantially all of our properties and assets in accordance with the indenture, the Successor will be substituted for us in the indenture, with the same effect as if it had been an original party to the indenture. As a result, the Successor may exercise our rights and powers under the indenture, and we will be released from all our liabilities and obligations under the indenture and under the debt securities.

Any substitution of the Successor for us might be deemed for federal income tax purposes to be an exchange of the debt securities for “new” debt securities, resulting in recognition of gain or loss for such purposes and possibly certain other adverse tax consequences to beneficial owners of the debt securities. Holders should consult their own tax advisors regarding the tax consequences of any such substitution.

For purposes of this covenant, “person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof or any other entity.

Events of Default

Each of the following events are defined in the indenture as an “event of default” (whatever the reason for such event of default and whether or not it will be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body) with respect to the debt securities of any series:

(1)	default in the payment of any installment of interest on any debt securities of that series for 30 days after becoming due;

(2)	default in the payment of principal of or premium, if any, on any debt securities of that series when it becomes due and payable at its stated maturity, upon optional redemption, upon declaration or otherwise;

(3)	default in the deposit of any sinking fund payment, when and as due by the terms of any debt securities of that series;

(4)	default in the performance, or breach, of any covenant or agreement of ours in the indenture with respect to the debt securities of that series (other than as referred to in clause (1), (2) or (3) above), which continues for a period of 90 days after written notice to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series;

(5)	we pursuant to or within the meaning of the Bankruptcy Law:

•	commence a voluntary case or proceeding;

•	consent to the entry of an order for relief against us in an involuntary case or proceeding;

•	consent to the appointment of a Custodian of us or for all or substantially all of our property;

•	make a general assignment for the benefit of our creditors;

•	file a petition in bankruptcy or answer or consent seeking reorganization or relief;

•	consent to the filing of such petition or the appointment of or taking possession by a Custodian; or

•	take any comparable action under any foreign laws relating to insolvency;

(6)	a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

•	is for relief against us in an involuntary case, or adjudicates us insolvent or bankrupt;

•	appoints a Custodian of us or for all or substantially all of our property; or

•	orders the winding-up or liquidation of us (or any similar relief is granted under any foreign laws);

and the order or decree remains unstayed and in effect for 90 days; or

(7)	any other event of default provided with respect to debt securities of that series occurs.

“Bankruptcy Law” means Title 11, United States Code or any similar federal or state or foreign law for the relief of debtors.

“Custodian” means any custodian, receiver, trustee, assignee, liquidator or other similar official under any Bankruptcy Law.

If an event of default with respect to debt securities of any series (other than an event of default relating to certain events of bankruptcy, insolvency, or reorganization of us) occurs and is continuing, the trustee by notice to us, or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series by notice to us and the trustee, may, and the trustee at the request of these holders will, declare the principal of and premium, if any, and accrued and unpaid interest on all the debt securities of that series to be due and payable. Upon such a declaration, such principal, premium and accrued and unpaid interest will be due and payable immediately. If an event of default relating to certain events of bankruptcy, insolvency, or reorganization of us occurs and is continuing, the principal of and premium, if any, and accrued and unpaid interest on the debt securities of that series will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holders.

The holders of not less than a majority in aggregate principal amount of the outstanding debt securities of any series may rescind a declaration of acceleration and its consequences, if we have deposited certain sums with the trustee and all events of default with respect to the debt securities of that series, other than the non-payment of the principal or interest which have become due solely by such acceleration, have been cured or waived, as provided in the indenture.

An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under the indenture.

We are required to furnish the trustee annually a statement by certain of our officers to the effect that, to the best of their knowledge, we are not in default in the fulfillment of any of our obligations under the indenture or, if there has been a default in the fulfillment of any such obligation, specifying each such default.

No holder of any debt securities of any series will have any right to institute any judicial or other proceeding with respect to the indenture, or for the appointment of a receiver or trustee, or for any other remedy unless:

(1)	an event of default has occurred and is continuing and such holder has given the trustee prior written notice of such continuing event of default with respect to the debt securities of that series;

(2)	the holders of not less than 25% of the aggregate principal amount of the outstanding debt securities of that series have requested the trustee to institute proceedings in respect of such event of default;

(3)	the trustee has been offered indemnity reasonably satisfactory to it against its costs, expenses and liabilities in complying with such request;

(4)	the trustee has failed to institute proceedings 60 days after the receipt of such notice, request and offer of indemnity; and

(5)	no direction inconsistent with such written request has been given for 60 days by the holders of a majority in aggregate principal amount of the outstanding debt securities of that series.

The holders of a majority in aggregate principal amount of outstanding debt securities of a series will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee with respect to the debt securities of that series or exercising any trust or power conferred to the trustee, and to waive certain defaults. The indenture provides that if an event of default occurs and is continuing, the trustee will exercise such of its rights and powers under the indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of the debt securities of a series unless they will have offered to the trustee security or indemnity satisfactory to the trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request.

Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of and premium, if any, and interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment.

Modification and Waivers

Modification and amendments of the indenture and the debt securities of any series may be made by us and the trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of that series affected thereby; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding debt security of that series affected thereby:

•	change the stated maturity of the principal of, or installment of interest on, any debt security;

•

reduce the principal amount of any debt security or reduce the amount of the principal of any debt security which would be due and payable upon a declaration of acceleration of the maturity thereof or reduce the rate of interest on any debt security;

•	reduce any premium payable on the redemption of any debt security or change the date on which any debt security may or must be redeemed;

•	change the coin or currency in which the principal of, premium, if any, or interest on any debt security is payable;

•

impair the right of any holder to institute suit for the enforcement of any payment on or after the stated maturity of any debt security (or, in the case of redemption, on or after the redemption date);

•	reduce the percentage in principal amount of the outstanding debt securities, the consent of whose holders is required in order to take certain actions;

•	reduce the requirements for quorum or voting by holders of debt securities in the indenture or the debt security;

•

modify any of the provisions in the indenture regarding the waiver of past defaults and the waiver of certain covenants by the holders of debt securities except to increase any percentage vote required or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each debt security affected thereby;

•

make any change that adversely affects the right to convert or exchange any debt security or decreases the conversion or exchange rate or increases the conversion price of any convertible or exchangeable debt security, unless such decrease or increase is permitted by the terms of the debt securities; or

•	modify any of the above provisions.

We and the trustee may, without the consent of any holders, modify or amend the terms of the indenture and the debt securities of any series with respect to the following:

•	to add to our covenants for the benefit of holders of the debt securities of all or any series or to surrender any right or power conferred upon us;

•

to evidence the succession of another person to, and the assumption by the successor of our covenants, agreements and obligations under, the indenture pursuant to the covenant described under “—Covenants—Consolidation, Merger and Sale of Assets”;

•	to add any additional events of default for the benefit of holders of the debt securities of all or any series;

•	to add one or more guarantees for the benefit of holders of the debt securities;

•	to secure the debt securities pursuant to the covenants of the indenture;

•	to add or appoint a successor or separate trustee or other agent;

•	to provide for the issuance of additional debt securities of any series;

•	to establish the form or terms of debt securities of any series as permitted by the indenture;

•	to comply with the rules of any applicable securities depository;

•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•

to add to, change or eliminate any of the provisions of the indenture in respect of one or more series of debt securities; provided that any such addition, change or elimination (a) shall neither (1) apply to any debt security of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor (2) modify the rights of the holder of any such debt security with respect to such provision or (b) shall become effective only when there is no debt security described in clause (1) outstanding;

•	to cure any ambiguity, omission, defect or inconsistency; or

•	to change any other provision; provided that the change does not adversely affect the interests of the holders of debt securities of any series in any material respect.

The holders of at least a majority in aggregate principal amount of the outstanding debt securities of any series may, on behalf of the holders of all debt securities of that series, waive compliance by us with certain restrictive provisions of the indenture. The holders of not less than a majority in aggregate principal amount of the outstanding debt securities of a series may, on behalf of the holders of all debt securities of that series, waive any past default and its consequences under the indenture with respect to the debt securities of that series, except a default (1) in the payment of principal or premium, if any, or interest on debt securities of that series or (2) in respect of a covenant or provision of the indenture that cannot be modified or amended without the consent of the holder of each debt security of that series. Upon any such waiver, such default will cease to exist, and any event of default arising therefrom will be deemed to have been cured, for every purpose of the indenture; however, no such waiver will extend to any subsequent or other default or event of default or impair any rights consequent thereon.

Discharge, Defeasance and Covenant Defeasance

We may discharge certain obligations to holders of the debt securities of a series that have not already been delivered to the trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by depositing with the trustee, in trust, funds in U.S. dollars in an amount sufficient to pay the entire indebtedness including the principal and premium, if any, and interest to the date of such deposit (if the debt securities have become due and payable) or to the maturity thereof or the redemption date of the debt securities of that series, as the case may be. We may direct the trustee to invest such funds in U.S. Treasury securities with a maturity of one year or less or in a money market fund that invests solely in short-term U.S. Treasury securities.

The indenture provides that we may elect either (1) to defease and be discharged from any and all obligations with respect to the debt securities of a series (except for, among other things, obligations to register the transfer or exchange of the debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency with respect to the debt securities and to hold moneys for payment in trust) (“legal defeasance”) or (2) to be released from our obligations to comply with the restrictive covenants under the indenture, and any omission to comply with such obligations will not constitute a default or an event of default with respect to the debt securities of a series and clauses (4) and (7) under “—Events of Default” will no longer be applied (“covenant defeasance”). Legal defeasance or covenant defeasance, as the case may be, will be conditioned upon, among other things, the irrevocable deposit by us with the trustee, in trust, of an amount in U.S. dollars, or U.S. government obligations, or both, applicable to the debt securities of that series which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal or premium, if any, and interest on the debt securities on the scheduled due dates therefor.

If we effect covenant defeasance with respect to the debt securities of any series, the amount in U.S. dollars, or U.S. government obligations, or both, on deposit with the trustee will be sufficient, in the opinion of a nationally recognized firm of independent accountants, to pay amounts due on the debt securities of that series at the time of the stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from such event of default. However, we would remain liable to make payment of such amounts due at the time of acceleration.

We will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance will not cause the holders and beneficial owners of the debt securities of that series to recognize income, gain or loss for federal income tax purposes. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the U.S. Internal Revenue Service or a change in law to that effect.

We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option.

Same-Day Settlement and Payment

Unless otherwise provided in the applicable prospectus supplement, the debt securities will trade in the same-day funds settlement system of DTC until maturity or until we issue the debt securities in certificated form. DTC will therefore require secondary market trading activity in the debt securities to settle in immediately available funds. We can give no assurance as to the effect, if any, of settlement in immediately available funds on trading activity in the debt securities.

Book-Entry; Delivery and Form; Global Securities

Unless otherwise specified in the applicable prospectus supplement, the debt securities of each series will be issued in the form of one or more global debt securities, in definitive, fully registered form without interest coupons, each of which we refer to as a “global security.” Each such global security will be deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC in New York, New York for the accounts of participants in DTC.

Investors may hold their interests in a global security directly through DTC if they are DTC participants, or indirectly through organizations that are DTC participants. Except in the limited circumstances described below, holders of debt securities represented by interests in a global security will not be entitled to receive their debt securities in fully registered certificated form.

DTC has advised us as follows: DTC is a limited-purpose trust company organized under New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of institutions that have accounts with DTC (“participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

Ownership of Beneficial Interests

Upon the issuance of each global security, DTC will credit, on its book-entry registration and transfer system, the respective principal amount of the individual beneficial interests represented by the global security to the accounts of participants. Ownership of beneficial interests in each global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in each global security will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants’ interests) and such participants (with respect to the owners of beneficial interests in the global security other than participants).

So long as DTC or its nominee is the registered holder and owner of a global security, DTC or such nominee, as the case may be, will be considered the sole legal owner of the debt security represented by the global security for all purposes under the indenture, the debt securities and applicable law. Except as set forth below, owners of beneficial interests in a global security will not be entitled to receive certificated debt securities and will not be considered to be the owners or holders of any debt securities represented by the global security. We understand that under existing industry practice, in the event an owner of a beneficial interest in a global security desires to take any actions that DTC, as the holder of the global security, is entitled to take, DTC would authorize the participants to take such action, and that participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them. No beneficial owner of an interest in a global security will be able to transfer such interest except in accordance with DTC’s applicable procedures, in addition to those provided for under the indenture. Because DTC can only act on behalf of participants, who in turn act on behalf of others, the ability of a person having a beneficial interest in a global security to pledge that interest to persons that do not participate in the DTC system, or otherwise to take actions in respect of that interest, may be impaired by the lack of a physical certificate representing that interest.

All payments on the debt securities represented by a global security registered in the name of and held by DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner and holder of the global security.

We expect that DTC or its nominee, upon receipt of any payment of principal, premium, if any, or interest in respect of a global security, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global security held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for accounts for customers registered in the names of nominees for such customers. These payments, however, will be the responsibility of such participants and indirect participants, and neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in any global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or the relationship between such participants and the owners of beneficial interests in the global security.

Unless and until it is exchanged in whole or in part for certificated debt securities, each global security may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC. Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

We expect that DTC will take any action permitted to be taken by a holder of debt securities only at the direction of one or more participants to whose account the DTC interests in a global security are credited and only in respect of such portion of the aggregate principal amount of the debt securities as to which such participant or participants has or have given such direction. However, if there is an event of default under the debt securities, DTC will exchange each global security for certificated debt securities, which it will distribute to its participants.

Although we expect that DTC will agree to the foregoing procedures in order to facilitate transfers of interests in each global security among participants of DTC, DTC is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of we, the underwriters or the trustee will have any responsibility for the performance or nonperformance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

The indenture provides that the global securities will be exchanged for debt securities in certificated form of like tenor and of an equal principal amount, in authorized denominations in the following limited circumstances:

(1)	DTC notifies us that it is unwilling or unable to continue as depository or if DTC ceases to be eligible under the indenture and we do not appoint a successor depository within 90 days;

(2)	we determine that the debt securities will no longer be represented by global securities and execute and deliver to the trustee an order to such effect; or

(3)	an event of default with respect to the debt securities will have occurred and be continuing.

These certificated debt securities will be registered in such name or names as DTC will instruct the trustee. It is expected that such instructions may be based upon directions received by DTC from participants with respect to ownership of beneficial interests in global securities.

The information in this section of this prospectus concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we do not take responsibility for this information.

Euroclear and Clearstream

If the depositary for a global security is DTC, you may hold interests in the global security through Clearstream Banking, société anonyme, which we refer to as “Clearstream,” or Euroclear Bank SA/ NV, as operator of the Euroclear System, which we refer to as “Euroclear,” in each case, as a participant in DTC. Euroclear and Clearstream will hold interests, in each case, on behalf of their participants through customers’ securities accounts in the names of Euroclear and Clearstream on the books of their respective depositaries, which in turn will hold such interests in customers’ securities in the depositaries’ names on DTC’s books.

Payments, deliveries, transfers, exchanges, notices and other matters relating to the debt securities made through Euroclear or Clearstream must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. We have no control over those systems or their participants, and we take no responsibility for their activities. Transactions between participants in Euroclear or Clearstream, on one hand, and other participants in DTC, on the other hand, would also be subject to DTC’s rules and procedures.

Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers, exchanges, notices and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, U.S. investors who hold their interests in the debt securities through these systems and wish on a particular day, to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both DTC and Euroclear or Clearstream may need to make special arrangements to finance any purchase or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than transactions within one clearing system.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

Regarding the Trustee

The Bank of New York Mellon Trust Company, N.A. is the trustee under the indenture.

The trustee is permitted to engage in transactions, including commercial banking and other transactions, with us and our subsidiaries from time to time; provided that if the trustee acquires any conflicting interest it must eliminate such conflict upon the occurrence of an event of default, or else resign.

PLAN OF DISTRIBUTION

We may sell the debt securities described in this prospectus from time to time in one or more transactions:

•	to purchasers directly;

•	to underwriters for public offering and sale by them;

•	through agents;

•	through dealers; or

•	through a combination of any of the foregoing methods of sale.

We may sell the debt securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act, with respect to any resale of the debt securities. A prospectus supplement will describe the terms of any sale of debt securities we are offering hereunder. Direct sales may be arranged by a securities broker-dealer or other financial intermediary.

The applicable prospectus supplement will name any underwriter involved in a sale of debt securities. Underwriters may offer and sell debt securities at a fixed price or prices, which may be changed, or from time to time at market prices or at negotiated prices. Underwriters may be deemed to have received compensation from us from sales of debt securities in the form of underwriting discounts or commissions and may also receive commissions from purchasers of debt securities for whom they may act as agent. Underwriters may be involved in any at the market offering of debt securities by or on our behalf.

Underwriters may sell debt securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions (which may be changed from time to time) from the purchasers for whom they may act as agent.

Unless otherwise specified in the applicable prospectus supplement, the obligations of any underwriters to purchase debt securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the debt securities if any are purchased.

The applicable prospectus supplement will set forth whether or not underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the debt securities at levels above those that might otherwise prevail in the open market, including, for example, by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids.

We will name any agent involved in a sale of debt securities, as well as any commissions payable by us to such agent, in the applicable prospectus supplement. Unless otherwise specified in the applicable prospectus supplement, any such agent will be acting on a reasonable efforts basis for the period of its appointment.

If we utilize a dealer in the sale of the debt securities being offered pursuant to this prospectus, we will sell the debt securities to the dealer, as principal. The dealer may then resell the debt securities to the public at varying prices to be determined by the dealer at the time of resale.

Underwriters, dealers and agents participating in a sale of the debt securities may be deemed to be underwriters as defined in the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the debt securities may be deemed to be underwriting discounts and commissions, under the Securities Act. We may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, and to reimburse them for certain expenses.

Underwriters or agents and their affiliates may be customers of, engage in transactions with or perform services for us or our affiliates in the ordinary course of business.

Unless otherwise specified in the applicable prospectus supplement, we will not list the debt securities on any securities exchange. The debt securities will be a new issue of securities with no established trading market. Any underwriters that purchase the debt securities for public offering and sale may make a market in such debt securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We make no assurance as to the liquidity of or the trading markets for any debt securities.

VALIDITY OF THE SECURITIES

The validity of the securities will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York, and, with respect to matters of Washington law, by Keith R. Dolliver, Esq., our Associate General Counsel, Legal and Corporate Affairs, and Assistant Secretary, and for any underwriters or agents by counsel named in the applicable prospectus supplement.

Mr. Dolliver beneficially owns, or has the right to acquire, an aggregate of less than 0.01% of the common stock of Microsoft Corporation.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from Microsoft Corporation’s Annual Report on Form 10-K for the fiscal year ended June 30, 2012, and the effectiveness of Microsoft Corporation’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

With respect to the unaudited interim financial information for the fiscal quarters ended September 30, 2012 and 2011, which is incorporated herein by reference, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their report included in Microsoft Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, and incorporated herein by reference, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act.

PRINCIPAL EXECUTIVE OFFICES OF MICROSOFT CORPORATION

Microsoft Corporation

One Microsoft Way

Redmond, Washington 98052-6399

U.S.A.

TRUSTEE

The Bank of New York Mellon Trust Company, N.A.

400 South Hope Street, Suite 400

Los Angeles, California 90071

U.S.A.

LONDON PAYING AGENT

The Bank of New York Mellon, London Branch

One Canada Square

London E14 5AL

England

IRISH LISTING AGENT

Arthur Cox Listings Services Limited

Earlsfort Centre, Earlsfort Terrace

Dublin 2

Ireland

LEGAL ADVISERS

To the Company as to United States law	To the Underwriters as to United States law
Simpson Thacher & Bartlett LLP 2475 Hanover Street Palo Alto, California 94304 U.S.A.	Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, New York 10153 U.S.A.

INDEPENDENT AUDITORS

Deloitte & Touche LLP

Independent Registered Public Accounting Firm

925 Fourth Avenue, Suite 3300

Seattle, Washington 98104

U.S.A.

Microsoft Corporation

€3,500,000,000

€1,750,000,000 2.125% Notes due 2021

€1,750,000,000 3.125% Notes due 2028

Joint Book-Running Managers

Barclays	HSBC	J.P. Morgan	Wells Fargo Securities

Co-Managers

CAVU Securities, LLC	Lebenthal Capital Markets	Ramirez & Co., Inc.	The Williams Capital Group, L.P.